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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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GFI GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GFI Group Inc.
55 Water Street
New York, New York 10041

April 22, 2013

To Our Stockholders:

        You are cordially invited to attend the 2013 Annual Meeting of Stockholders of GFI Group Inc., to be held at Bayards, 1 Hanover Square, New York, NY 10004, on Thursday, June 6, 2013, at 10:00 A.M. Eastern Daylight Time.

        At the Annual Meeting, you will be asked to consider and vote upon (i) the election of one Class II director; (ii) the ratification of the appointment of our independent auditor; (iii) the approval of the Amended and Restated GFI Group Inc. 2008 Equity Incentive Plan (as amended and restated, the "2008 Equity Plan"); (iv) the approval of the Amended and Restated GFI Group Inc. 2008 Senior Executive Annual Bonus Plan (as amended and restated, the "Annual Bonus Plan"); and (v) such other business as may properly come before the Annual Meeting and any adjournment thereof. Whether or not you expect to attend the Annual Meeting, the Board asks that you please return your proxy by internet or telephone voting or, if you received your proxy materials by mail, you can sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope. Instructions for voting via all three methods are set forth in the proxy materials. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

        On behalf of the Board of Directors and the management of GFI Group Inc., I would like to thank you for your continued support.

Sincerely,

Michael Gooch
Executive Chairman

GFI Group Inc.
55 Water Street
New York, New York 10041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2013

To the Stockholders of
GFI Group Inc.:

        The 2013 Annual Meeting of Stockholders (the "Annual Meeting") of GFI Group Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 6, 2013, at 10:00 a.m. Eastern Daylight Time, at Bayards, 1 Hanover Square, New York, NY 10004. If you attend the Annual Meeting in person, you will need to present proper photo identification at the door. If you beneficially hold the Company's Common Stock, par value $.01 per share, (the "Common Stock"), you will also need to present an account statement showing your ownership of the Company's Common Stock.

        At the Annual Meeting you will be asked to consider and vote upon:

  1.
  the election of one Class II director to serve for a three year term until the 2016 Annual Meeting of Stockholders or until a successor is duly elected and qualified;

  2.
  the ratification of the appointment of the Company's independent auditor;

  3.
  the approval of the Amended and Restated GFI Group Inc. 2008 Equity Incentive Plan (as amended and restated, the "2008 Equity Plan");

  4.
  the approval of the Amended and Restated Senior Executive Annual Bonus Plan (as amended and restated, the "Annual Bonus Plan"); and

  5.
  the transaction of such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

        Holders of record of Common Stock at the close of business on April 12, 2013, will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

By order of the Board of Directors,

Scott Pintoff General Counsel and Corporate Secretary

April 22, 2013

        Stockholders are cordially invited to attend the Annual Meeting. Your vote is important. Whether you plan to attend the Annual Meeting or not, please return your proxy via telephone or internet voting, or, if you received your proxy materials by mail, please mark, sign and return the proxy card included with the proxy materials prior to the Annual Meeting to ensure that your shares of Common Stock will be represented. Please refer to the Notice or other voting instructions included with these proxy materials in order to vote via the internet or by telephone. You may nevertheless vote in person if you attend the Annual Meeting.

GFI Group Inc.
55 Water Street
New York, New York 10041

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 6, 2013

        This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock") of GFI Group Inc. in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at the 2013 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Bayards, 1 Hanover Square, New York, NY 10004, on Thursday, June 6, 2013, at 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof. Please note that in this Proxy Statement, the "Company", "GFI" and "we", "our", "us" and similar words refer to GFI Group Inc. and its subsidiaries.

        Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), the Company is making its Proxy Statement and any associated materials available to stockholders via the internet. On April 22, 2013, we mailed a notice (the "Notice") containing instructions on how to access our Proxy Statement online to holders of Common Stock on April 12, 2013 (the "Record Date"). If you received the Notice by mail, you will not receive a printed copy of this Proxy Statement in the mail. Instead, the Notice contains instructions on how you can access and review all the information contained in the Proxy Statement. The Notice also contains instructions on how you may submit your proxy via the internet or telephone. If you received a Notice by mail and would like to receive a printed copy of this Proxy Statement and any associated proxy materials, you should follow the instructions for requesting such materials that were included in the Notice.

        At the Annual Meeting you will be asked to consider and vote on (i) the election of one Class II director; (ii) the ratification of the appointment of our independent auditor; (iii) the approval of the Amended and Restated GFI Group Inc. 2008 Equity Incentive Plan (as amended and restated, the "2008 Equity Plan"); (iv) the approval of the Amended and Restated 2008 Senior Annual Bonus Plan (as amended and restated, the "Annual Bonus Plan"); and (v) such other business as may properly come before the Annual Meeting and any adjournment thereof.

        If you return a proxy card, you may revoke it prior to its exercise in any of the following three ways: (1) by written notice to the Secretary of the Company; (2) by submission of another proxy bearing a later date via the mail, internet or telephone; or (3) by voting in person at the Annual Meeting (assuming you are a stockholder of record or a beneficial owner who has obtained a "legal proxy" from your nominee to vote your shares at the Annual Meeting). Revocation by notice to the Secretary of the Company, or by submission of a later proxy, will not affect a vote on any matter that is taken by the Company prior to the receipt of the notice or later proxy. The mere presence at the Annual Meeting of a stockholder who has appointed a proxy will not revoke the appointment. If not properly revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the stockholder. If no instructions are indicated, the proxy will be voted "FOR" the Class II director described in this Proxy Statement, "FOR" the ratification of the appointment of the Company's independent auditor, "FOR" the 2008 Equity Plan, "FOR" the Annual Bonus Plan and, as to any other matter of business that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy voting on your behalf on the matter.

        This solicitation is being made by the Company. All expenses incurred by the Company in connection with this solicitation will be borne by the Company. Directors, officers and other employees of the Company may also solicit proxies, without additional compensation, by telephone, in person or otherwise. The Company also requests that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the beneficial owners of shares of Common Stock held of record by such persons and will reimburse such persons and the Company's transfer agent for reasonable out-of-pocket expenses incurred by them in forwarding such materials.

VOTING SECURITIES

        Holders of record of Common Stock at the close of business on April 12, 2013, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote.

        On April 12, 2013, there were 120,088,499 shares of Common Stock outstanding. The presence in person or by proxy at the Annual Meeting of the holders of a majority of shares of Common Stock shall constitute a quorum. Abstentions and "broker non-votes" (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining whether there is a quorum.

        The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes.

        The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of the Company's independent auditor, the approval of the 2008 Equity Plan, the approval of the Annual Bonus Plan and for any other proposals that may be properly brought before the Annual Meeting.

        An abstention with respect to any such proposal will have the practical effect of a negative vote as to that proposal. In the event of a broker non-vote with respect to any such proposal coming before the Annual Meeting caused by the beneficial owner's failure to authorize a vote on such proposal, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed present and entitled to vote on that proposal for the purpose of determining the total number of shares of Common Stock of which a majority is required for adoption. This will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares of Common Stock from which a majority is calculated.

        Please note that, brokers no longer have discretionary authority to vote shares without instructions from a stockholder in director elections or with regard to certain executive compensation matters. For your vote to be counted for these matters, you must submit your voting instruction form to your broker.

I. ELECTION OF DIRECTORS

        Article SEVENTH of the Company's Second Amended and Restated Certificate of Incorporation (as so amended and restated, the "Certificate of Incorporation") provides that the Board shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The Board had previously set the number of directors at six, with two directors in each class. John Ward, currently serving as a Class II director, has determined not to stand for reelection and to retire from the Board at the end of his current term. As a result of Mr. Ward's pending retirement at the Annual Meeting, in February 2013, the Board resolved to reduce the size of the Board to five directors following the Annual Meeting, with one Class II director and two directors in each of Class I and III. In accordance with the Company's Certificate of

Incorporation, the Board may determine to increase the number of directors again in the future. The terms of the current Class II directors will expire at the Annual Meeting, the terms of the Class III directors will expire at the annual meeting of stockholders to be held in 2014 and the term of the Class I directors will expire at the annual meeting of stockholders to be held in 2015. Under Article SEVENTH, the successors of the class of directors whose term expires at the Annual Meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, or until their resignation, removal or until their successors are duly elected and qualified.

        At the Annual Meeting, one Class II director will be elected to hold office for a three-year term until the annual meeting of stockholders to be held in 2016 or until a successor is elected and qualified. The Board, based on the recommendation of the Board Credentialing and Corporate Governance Committee, has nominated Collin Heffron as the Class II director of the Company and recommends a vote "FOR" the election of Mr. Heffron. Mr. Heffron is currently serving as a Class II director of the Company.

        The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. Mr. Heffron has consented to serve, if elected, and the Board has no reason to believe that he will be unable to accept a directorship, but, if such contingency should arise, it is the intention of the proxies named in the proxy card to vote for such other person or persons as the Board may recommend.

The Board unanimously recommends a vote "FOR" the election of the Class II nominee.

BOARD OF DIRECTORS AND DIRECTOR QUALIFICATIONS

        Certain information with respect to the nominees for election as directors proposed by the Board and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below.

Name	Age	Position(s)
Michael Gooch(A)	54	Executive Chairman
Colin Heffron(B)(4)	50	Chief Executive Officer and Director
John Ward(B)(1)(2)(3)	70	Director; Co-Chair of the Board Credentialing and Corporate Governance Committee
Marisa Cassoni(A)(2)(3)(4)	61	Director; Chair of the Audit Committee; Co-Chair of the Board Credentialing and Corporate Governance Committee
Frank Fanzilli, Jr.(C)(1)(4)	56	Director; Chair of the Risk Policy Committee
Richard Magee(C)(1)(2)	70	Director, Chair of the Compensation Committee

(A)
Denotes Class III Director with term to expire in 2014.

(B)
Denotes Class II Director with term to expire in 2013.

(C)
Denotes Class I Director with term to expire in 2015.

(1)
Current member of the Compensation Committee.

(2)
Current member of the Audit Committee.

(3)
Current member of the Board Credentialing and Corporate Governance Committee.

(4)
Current member of the Risk Policy Committee.

NOMINEE FOR ELECTION: CLASS II DIRECTOR

        Colin Heffron, Director, joined our Board in November 2001 and has been our Chief Executive Officer since February 2013. Mr. Heffron is responsible for the general management of the Company and its business. In addition to the role of Chief Executive Officer, Mr. Heffron remains the Company's President, a position he has held since February 2004. Mr. Heffron joined our Company in our New York office in 1988 as a broker of foreign currency options before moving to London to assist in the establishment of our London office. From 1991 until 1994, Mr. Heffron headed our global currency options business. From 1994 until 1997, Mr. Heffron ran the day-to-day operations of all of our U.K. businesses. From 1998 until February 2004, Mr. Heffron was head of all of our operations in EMEA and joint-head of our Asian operations. Mr. Heffron has extensive experience in the wholesale brokerage industry, with 25 years of experience at the Company. Having worked in both our U.S. and overseas offices in various capacities, Mr. Heffron has an intimate knowledge of the Company's business. Mr. Heffron's experience provides unique insight into the Company's business and operations and aids in the Company's strategic planning.

CLASS II DIRECTOR

        As previously noted, Mr. Ward has determined to retire at the end of his current term at the Annual Meeting and therefore will not stand for reelection. Mr. Ward's biographical information appears below.

        John Ward, Director, joined our Board in April 2004. Mr. Ward has been a principal of Transition International, Inc., an independent consulting firm, since its formation in 1992. He joined the board of Fenics Limited in 1999 and served as a board member until our acquisition of Fenics in 2001. Mr. Ward was also a director of Ameritrade Holdings Corporation from 1997 until 2002 and served as chairman of its compensation committee until 2001. He was also a director of AHL Services Inc. from 2000 until 2003 and was formerly Chairman of the Merrill Lynch International Banking Group. Mr. Ward has many years of experience as an executive in the financial services industry. In addition, Mr. Ward has held various directorships at other companies and brings knowledge of those challenges faced by public companies to our Board. Mr. Ward's business experience has included the management of international financial operations and that experience provides valuable insight in the management of the Company's global business.

CLASS I DIRECTORS

        Frank Fanzilli, Jr., Director, joined our Board in June 2009. Mr. Fanzilli was a Managing Director and the Chief Information Officer of Credit Suisse First Boston from 1996 to 2002. From 1984 until 1996, Mr. Fanzilli held various positions at Credit Suisse First Boston and, prior to that, at International Business Machines Corporation. Mr. Fanzilli has also served as an executive director of InterWoven, PeopleSoft, Avaya and CommVault. At InterWoven, Mr. Fanzilli served as chairman of the board, chairman of its strategy committee and as a member of its compensation committee, nominating and governance committee and audit committee from 2002 until the company's acquisition by Autonomy in 2009. Similarly, Mr. Fanzilli served as a director for Avaya and PeopleSoft until their acquisitions in 2004 and 2006, respectively. Mr. Fanzilli continues to serve as a director of CommVault Systems, Inc. where he is a member of the compensation committee. Mr. Fanzilli has also served in executive operational positions at large financial and technology companies, which provides him with experience and knowledge in information technology. As our business model involves the development and use of proprietary software for the financial markets, as well as the use of technologically advanced computer and communications equipment, Mr. Fanzilli's background is well suited to assist the Board in information technology management. In addition, Mr. Fanzilli has held various public company directorships and brings that experience to our Board.

        Richard Magee, Director, joined our Board of Directors in January 2010. Mr. Magee was the Chairman of Tullett & Tokyo Forex International Limited, a wholesale brokerage firm, from 1992 to 1995. From 1971 to 1992, Mr. Magee held various positions at Tullett, including President of Tullet & Tokyo Forex in Japan and Managing Director in New York. Mr. Magee was also a member of the British Merchant Navy. From 1999 to 2005, Mr. Magee served as a non-executive director of Wilmington plc and was a member of the audit, remuneration and nominating committees. Mr. Magee is a non-executive director with extensive experience in the wholesale brokerage industry. Mr. Magee brings this valuable knowledge garnered from his many years of business experience to our Board. In addition, Mr. Magee has been an executive officer and has managed brokerage operations in Asia, an important region for our Company. These qualifications assist the Board in strategic planning and significant operational decisions.

CLASS III DIRECTORS

        Michael Gooch is the Executive Chairman of the Board, a position he has held since he founded our business in 1987. Until February 2013, Mr. Gooch was also the Company's Chief Executive Officer. Prior to founding our Company, Mr. Gooch worked for the Refco Group, Bierbaum Martin, Harlow Meyer Savage, Citibank and Tullet & Riley. Mr. Gooch is also the President and majority stockholder of Jersey Partners Inc. ("JPI"), the Company's largest stockholder. Since December 2011, Mr. Gooch has also been a non-executive director of Bonds.com Group Inc. Mr. Gooch has over three decades of experience in the wholesale brokerage industry, including over twenty five years leading the Company. Mr. Gooch's entrepreneurial insight and business acumen bring to our Board those qualifications that best position him to lead the Company in its strategic planning.

        Marisa Cassoni, Lead Non-Executive Director, joined our Board in January 2005. Ms. Cassoni was the Finance Director of the John Lewis Partnership, a leading U.K. retailer, from June of 2006 to June 2012. From 2001 until 2005, Ms. Cassoni was the Group Finance Director of Royal Mail plc., a postal services company wholly-owned by the U.K. government. Ms. Cassoni had previously been Group Finance Director at Britannic Assurance plc from 1998 to 2001. From 1987 to 1998, she was an employee of the Prudential Corporation, becoming Group Finance Director of Prudential's U.K. Division in 1994. Ms. Cassoni qualified as a Chartered Accountant while at Deloitte where she was employed from 1975 to 1986, becoming a Corporate Finance Manager in 1984. Ms. Cassoni is a former non-executive director of WSP Group plc, a U.K. quoted company, and was the chair of its audit committee and a member of its remuneration committee and nomination committee. Ms. Cassoni has also been a non-executive director of Severn Trent plc, a U.K. quoted utility company, from 2001 until 2006, during which she served as a member of its nomination, remuneration and audit committees. Ms. Cassoni was a member of the U.K. Accounting Standards Board and is a governor of the Peabody Trust and the Northfield Trust, both charitable and not-for-profit organizations. Ms. Cassoni has served in financial executive positions in various large companies, providing her with extensive experience in accounting, financial reporting and financial management. Her background, education, business experience and board service provide her with expertise in both finance and accounting and satisfies the SEC's criteria as an Audit Committee Financial Expert. In addition, Ms. Cassoni's extensive business experience in the U.K. provides our Board with insight and guidance when dealing with issues in a region where the Company has significant operations.

MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND
BOARD COMMITTEES

BOARD LEADERSHIP STRUCTURE

        Mr. Gooch has been our Chairman of the Board and Chief Executive Officer since he founded our business in 1987. Mr. Gooch ceased being the Company's Chief Executive Officer in February 2013 upon the appointment of Mr. Heffron to the position. Mr. Gooch remains the Company's Executive

Chairman of the Board. Given his many years of experience and his intimate knowledge of the Company, Mr. Gooch is the director most familiar with the Company's business and industry and, as a result, is best suited to lead our Board in identifying strategic priorities. Since Mr. Gooch is both Chairman of the Board and an executive officer of the Company, the Board created the position of Lead Non-Executive Director. In 2012, the non-executive directors of the Board appointed Marisa Cassoni as Lead Non-Executive Director. The Company's non-executive directors meet for regularly scheduled executive sessions without management and the Lead Non-Executive Director serves as the Chair during those executive sessions. Additional information about the Board and its committees is set forth below.

INDEPENDENCE OF DIRECTORS

        The Board has determined that each of the Company's directors, other than Messrs. Gooch and Heffron, qualify as an "independent director" in accordance with the listing requirements of the New York Stock Exchange ("NYSE"). The NYSE independence definition consists of a series of objective tests, including that the director or the nominee for director is not an officer or employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by NYSE rules, the Board has made a subjective determination with respect to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of that director. In making these determinations, the Company has gathered and reviewed information provided by the individual directors and the Company with regard to each director's business and personal activities as they may relate to the Company and the Company's management.

        There is no family relationship between any director, executive officer or any person nominated to become a director of the Company.

STOCKHOLDER COMMUNICATIONS

        The Company has adopted a procedure by which stockholders and other interested parties may send communications to one or more members of the Board by writing to such director(s) or to the whole Board in care of the Corporate Secretary, GFI Group Inc., 55 Water Street, 28th Floor, New York, New York 10041. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the whole Board.

BOARD MEETINGS

        The Board held 8 meetings in 2012. During 2012, each current director attended 75% or more of the aggregate number of meetings of the Board and the Board Committees on which he or she served that were held during such director's period of service.

        The Company's independent, non-executive directors have met in regularly scheduled executive sessions without management during 2012.

ATTENDANCE AT ANNUAL MEETINGS

        The Board believes that it is important for its members to attend the Company's annual meetings of stockholders and therefore the Board has adopted a policy encouraging all directors to attend annual meetings. All members of the Board attended the Company's 2012 Annual Meeting.

BOARD COMMITTEES

        The Board has established four committees; the Audit Committee, the Compensation Committee, the Board Credentialing and Corporate Governance Committee and the Risk Policy Committee (the

"Board Committees") that, with the exception of the Risk Policy Committee, consist solely of independent members of the Board. Mr. Heffron, our Chief Executive Officer, is a member of the Risk Policy Committee. The composition, purpose and responsibilities of each Board Committee are set forth below.

        Audit Committee.    The Audit Committee assists our Board in its oversight of our internal accounting controls and audit processes and our independent auditor. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent auditor and approval of any significant non-audit relationship with our independent auditor. The Audit Committee is also responsible for preparing reports required by the rules promulgated by the SEC to be included in our proxy statements relating to annual meetings of stockholders. The Audit Committee is currently comprised of Marisa Cassoni, as Chair, John Ward and Richard Magee. The Board has determined that each member of the Audit Committee is an "independent director" as defined in the NYSE Rules and that each meets the independence requirements contained in the rules promulgated under the Exchange Act. In addition, the Board has determined that all of the members of the Audit Committee meet the NYSE standards of financial sophistication and the SEC's criteria of an "audit committee financial expert". The Audit Committee held 14 meetings during fiscal 2012. The Audit Committee Report begins on page 54 of this Proxy Statement. The Audit Committee has a charter, a copy of which is available on our website at www.gfigroup.com.

        Compensation Committee.    The Compensation Committee assists our Board in its oversight of executive compensation, determines goals and objectives relevant to compensation and, based on input submitted by management, recommends to our Board compensation levels for our Board members and our executive officers that correspond to our goals and objectives. In addition, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, evaluates the performance of the Chief Executive Officer and recommends to the full Board for its determination the compensation of the Chief Executive Officer. The Compensation Committee also makes recommendations to the Board regarding incentive compensation plans and equity compensation plans. The Compensation Committee reviews and discusses with management the disclosure regarding executive compensation to be included in our proxy statements and issues a report containing its recommendation regarding the inclusion of the Company's Compensation Discussion and Analysis. The Compensation Committee Report begins on page 36 of this Proxy Statement. The Compensation Committee is comprised of Richard Magee, as Chair, Frank Fanzilli and John Ward. The Board has determined that each member of the Compensation Committee is an "independent director" as defined in the NYSE Rules and satisfies the independence requirements contained in the rules promulgated under the Exchange Act. The Compensation Committee held 7 meetings during fiscal 2012. The Compensation Committee has a charter, a copy of which is available on our website at www.gfigroup.com.

        Board Credentialing and Corporate Governance Committee.    The Board Credentialing and Corporate Governance Committee is responsible for considering and recommending individuals to our Board to be nominated as directors and Board Committee members. Consideration of new Board candidates involves internal discussions, a review of a potential candidate's qualifications, including the extent of the individual's experience in business, education or his or her ability to bring a desired range of skills, perspectives and experience to the Board, and interviews with selected candidates.

        While the Board Credentialing and Corporate Governance Committee does not have a written policy regarding diversity in identifying new director candidates, the Committee takes diversity into account in looking for the best available candidates to serve on the Board. The Committee looks to establish diversity on the Board through a number of demographics and experiences, including operational experience, skills, and viewpoints, all with a view toward identifying candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity in a number of these factors.

        The Board Credentialing and Corporate Governance Committee will consider qualified director candidates identified by its members, by other members of the Board, by senior management and by stockholders. In addition, the Board Credentialing and Corporate Governance Committee may retain the services of outside search firms in order to identify potential candidates. A stockholder wishing to submit a proposal for a director candidate should follow the instructions set forth in the section below entitled "Submission of Stockholder Proposals for the 2014 Annual Meeting." If properly submitted, the Board Credentialing and Corporate Governance Committee will evaluate any director candidate nominated by a stockholder in the same manner as any other director candidate.

        The Board Credentialing and Corporate Governance Committee's responsibilities also include developing and recommending to the Board a set of corporate governance guidelines and annually reviewing and recommending changes to the Company's Code of Business Conduct and Ethics and its Code of Business Conduct and Ethics for senior financial officers and evaluating the performance of our Board. The Board Credentialing Committee is comprised of Marisa Cassoni and John Ward. The Board has determined that each of Ms. Cassoni and Mr. Ward is an "independent director" as defined in the NYSE rules and that each meets the independence requirements contained in the rules promulgated under the Exchange Act. The Board Credentialing and Corporate Governance Committee held 4 meetings during fiscal 2012. The Board Credentialing and Corporate Governance Committee has a charter, a copy of which is available on our website at www.gfigroup.com.

        Risk Policy Committee.    The Risk Policy Committee assists our Board in setting policies and overseeing the management of our principal operational and business risks. The Risk Policy Committee reviews and recommends policies and procedures to the Board for the effective identification, measurement, monitoring and controlling of the Company's credit, market, operational, investment, balance sheet and liquidity risks, among others. The Risk Policy Committee is comprised of Frank Fanzilli, as Chair, Marisa Cassoni and Colin Heffron. The Risk Policy Committee held 4 meetings during fiscal 2012.

        The Board and each of the Board Committees conducted a self-evaluation. Accordingly, each Board Committee compared its performance with the provisions of its charter, set forth its objectives for the upcoming year and if the Board Committee deemed it necessary or appropriate, recommended changes to the Board. Each Board Committee reported the results of its evaluation to the Board. Furthermore, the Board evaluated itself and its Board Committees to determine whether they are functioning effectively and to determine whether any modifications were necessary.

CODE OF ETHICS AND CORPORATE GOVERNANCE GUIDELINES

        The Board has adopted a "Code of Business Conduct and Ethics for All Employees" and a "Code of Business Conduct and Ethics for Senior Financial Officers" that applies to the Company's Chief Executive Officer, Chief Financial Officer and other senior employees of the Company's finance department. The Board has also adopted a set of Corporate Governance Guidelines. Copies of these documents are available on the Company's website at www.gfigroup.com. Any amendment or waiver of any provision of these codes for executive officers and directors may only be granted by the Board and any such amendment or waiver of the codes relating to such individuals will be disclosed by the Company on its website at www.gfigroup.com.

        Additional information relating to corporate governance of the Company is also available on our website, including information concerning our directors, Board Committees, including the charters for each of our Board Committees, and our compliance procedures for accounting and auditing matters.

 II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditor for the fiscal year ending December 31, 2013. PwC also served as the Company's independent auditor for the previous fiscal year. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement should they so desire.

        The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for ratification of the appointment of PwC as the Company's independent auditor. Although ratification is not required by the Company's organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by stockholders is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board unanimously recommends a vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for the fiscal year ending December 31, 2013.

FEES PAID TO INDEPENDENT AUDITOR

        PwC served as the Company's independent auditors for the fiscal year ended December 31, 2012 and Deloitte & Touche LLP ("Deloitte") served as the Company's independent auditors for the fiscal year ended December 31, 2011. The following table summarizes the aggregate fees billed by (i) Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the year ended December 31, 2011 and (ii) PwC and their respective affiliates for the fiscal year ended December 31, 2012:

	2012	2011
Audit Fees(a)	$3,146,876	$3,919,204
Audit Related Fees(b)	$329,869	$96,561
Tax Fees(c)	$301,208	—
All Other Fees	—	—

Total	$3,777,953	$4,015,765

(a)
Audit Fees consist of aggregate fees billed for professional services rendered for the audit of our consolidated financial statements, the review of our quarterly financial statements, the audit of the effectiveness of our internal controls over financial reporting, statutory and regulatory audits, consents and other services related to SEC matters.

(b)
Audit Related Fees consist of aggregate fees billed which are for assurance and related services other than those included in Audit Fees.

(c)
Tax Fees consist of aggregate fees billed for professional services rendered in connection with tax compliance and the preparation of tax returns, transfer pricing analysis, and advice in relation to new offices.

        In considering the nature of the services provided by our independent auditor, our Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee specifically approved the appointment of PwC to be our independent auditor for the year ended December 31, 2012. PwC was also approved to perform reviews, pursuant to the Public Company Accounting Oversight Board (the "PCAOB"), of our quarterly financial reports within the year ended December 31, 2012 and certain other audit related services, such as accounting consultations. The Audit Committee is required to approve all audit and non-audit services provided by the Company's independent auditor in order to assure that the provision of such services does not impair the auditor's independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditor, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee.

III. APPROVAL OF THE AMENDED AND RESTATED GFI GROUP INC. 2008
EQUITY INCENTIVE PLAN

        The Board has approved an amendment and restatement (the "Amendment and Restatement") of the 2008 Equity Incentive Plan (as amended and restated, the "2008 Equity Plan"), and is seeking shareholder approval of the 2008 Equity Plan, primarily to:

  •
  Increase the Shares available for the grant of Awards under the 2008 Equity Plan by 0.8 million Shares to 38.2 Shares, plus the number of Shares subject to Awards under the Company's 2004 Equity Incentive Plan (the "2004 Plan") that are ultimately not delivered to employees;

  •
  Modify the performance criteria that may be used in connection with a grant of Awards that are contingent upon the achievement of Performance Goals (as described below) to include earnings before interest, taxes, depreciation and amortization as a new criterion; and

  •
  Ensure that awards made under the 2008 Equity Plan may continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

        The changes to the 2008 Equity Plan described above are subject to stockholder approval. If the stockholders do not approve these changes, the changes will not take effect, but the Company may continue to grant Awards under the 2008 Equity Plan, as otherwise amended and restated, in accordance with the terms and conditions thereof.

        The key terms and provisions of the 2008 Equity Plan, including eligibility for participation and the types of Awards that may be granted under the 2008 Equity Plan, are unchanged by the Amendment and Restatement. In addition, the Amendment and Restatement effected certain technical revisions and improvements to the 2008 Equity Plan to:

  •
  Address the treatment of Awards upon termination of employment or service;

  •
  Prohibit the repricing of Awards without stockholder approval;

  •
  Provide that Awards granted under the 2008 Equity Plan will be subject to any incentive compensation clawback or recoupment policy that may be adopted by the Board from time to time; and

  •
  Expand the actions the Compensation Committee is permitted to take in connection with a Corporate Event.

        Prior to the Amendment and Restatement, the maximum number of Shares available for the grant of Awards under the 2008 Equity Plan was 37.4 million, plus the number of Shares subject to Awards under the 2004 Plan that are ultimately not delivered to employees. As of March 31, 2013 there (i) were approximately 41,821 Shares subject to Awards under the 2004 Plan that have not yet been delivered to participants and that could become available under the 2008 Equity Plan should those Shares not be delivered to employees, (ii) 17.4 million Shares subject to Awards granted but that have not yet been vested under the 2008 Equity Plan and (iii) 10.4 million Shares remaining available for the grant of Awards under the 2008 Equity Plan.

        In the event the Amendment and Restatement is approved by stockholders, under the 2008 Equity Plan, the Company will be authorized to issue an additional 0.8 million Shares (i.e., Shares not already available for grant under the 2008 Equity Plan), which represents less than 1% of our outstanding Common Stock and less than 1% of our diluted weighted average Common Stock outstanding, as of March 31, 2013, as calculated in accordance with Generally Acceptable Accounting Principles ("GAAP"). If the Amendment and Restatement is approved, the maximum number of Shares that will be available for the grant of Awards under the 2008 Equity Plan, will be the sum of (i) 38.2 million Shares, plus (ii) the number of Shares subject to Awards under the 2004 Plan that are ultimately not delivered to Participants under the 2004 Plan, which the Board believes will enable the Company to continue its equity award programs and practices until at least the 2014 annual meeting of shareholders.

        The Board approved the Amendment and Restatement because the number of Shares currently available for grant under the 2008 Equity Plan is insufficient to support the Company's desire to compensate its named executive officers and other employees, as well as future employees, with equity-based compensation. As discussed below in the Compensation Discussion and Analysis, the Company utilizes long-term equity incentive compensation as a key component of its compensation program for named executive officers due to the Company's belief that long-term equity incentive compensation serves to, among other things, increase our employees' and Board members' interest in our success and enables the Company to attract and retain qualified personnel. Accordingly, the Board approved the Amendment and Restatement in order to have sufficient Shares available under the 2008 Equity Plan to permit the continued granting of equity incentive compensation to employees, officers, consultants, advisors and directors. The Board believes that the increase in the shares available under the 2008 Equity Plan will serve a critical role in attracting and retaining the high caliber employees essential to the Company's success, in motivating these individuals to enhance our growth and profitability and in fostering long-term commitment to the Company's benefit and to the benefit of our stockholders. Therefore, the Board urges stockholders to approve the Amendment and Restatement to increase the shares available for issuance under the 2008 Equity Plan.

        As of March 31, 2013, options covering 16,844 shares of our Common Stock with a weighted average exercise price of $2.97 and a weighted average remaining term of 0.75 years were outstanding under the GFInet Inc. 2000 Stock Option Plan and options covering 519,852 shares of our Common Stock with a weighted average exercise price of $3.28 and a weighted average remaining term of 0.96 years were outstanding under the GFI Group 2002 Stock Option Plan. No additional grants will be made under these plans. As of March 31, 2013, there were 17.4 million unvested Restricted Stock Units ("RSUs") covering an equivalent number of shares of Common Stock and 10.4 million Shares were available for future grant under the 2008 Equity Plan. In each of 2010, 2011 and 2012, the Company granted 8.1 million, 9.2 million and 8.4 Shares subject to RSUs, respectively.

        The following table sets forth information regarding securities authorized for issuance under the Company's equity compensation plans as of December 31, 2012 and as of March 31, 2013, respectively:

	Equity Compensation Plan Information as of
	December 31, 2012			March 31, 2013
	(a)	(b)	(c)	(d)	(e)	(f)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (d))(2)
Equity compensation plans approved by security holders	19,945,446	$3.28	11,200,253	17,947,455	$3.27	10,410,814
Equity compensation plans not approved by security holders	—	—	—	—	—	—

Total	19,945,446	$3.28	11,200,253	17,947,455	$3.27	10,410,814

(1)
Consists of awards granted under the 2004 Plan and the 2008 Equity Plan. This amount includes 19,353,382 RSUs and 17,410,759 RSUs as of December 31, 2012 and March 31, 2013, respectively. The weighted-average exercise price information in column (b) does not include these RSUs. The 2004 Plan was replaced by the 2008 Equity Plan, but the terms of awards previously granted pursuant to the 2004 Plan remain the same.

(2)
Consists of shares available under the 2008 Equity Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, RSUs and other stock awards. Shares covered by outstanding awards granted pursuant to the 2008 Equity Plan become available for new awards if the award is cancelled, forfeited or expires before delivery of the shares or such Shares are withheld in satisfaction of applicable federal, state, or local taxes. The maximum aggregate number of shares that may be granted under the 2008 Equity Plan will be increased by the number of net shares subject to awards outstanding pursuant to the 2004 Plan which are cancelled, forfeited or expire before delivery of the shares (up to a maximum of approximately 41,821 Shares as of March 31, 2013) or are withheld in satisfaction of applicable federal, state, or local taxes,. The number of shares authorized under the 2008 Equity Plan may be adjusted by the Board to prevent the dilution or enlargement of benefits or potential benefits as a result of any Corporate Event. The amount shown does not include the 0.8 million shares of our Common Stock that would be available for issuance under the 2008 Equity Plan if this proposal is approved.

        In addition, the Company is requesting that stockholders approve the Performance Goals under the 2008 Equity Plan for purposes of Section 162(m) of the Internal Revenue Code and the increase in the limit on the maximum number of Shares that may be awarded to any person in any one year in the form of Stock Awards subject to Performance Goals from 1 million to 2 million, so that certain Awards granted under the 2008 Equity Plan may continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally does not allow public companies to take a federal income tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the three other highest-paid executive officers (other than the chief financial officer) employed at the end of that company's fiscal year unless such compensation qualifies as "performance-based compensation." In general, to qualify as "performance-based compensation," the material terms of the Performance Goals under the 2008 Equity Plan must be disclosed to, and approved by, the Company's stockholders no later than the first meeting of the Company's stockholders that occurs in the fifth year following the year the performance goals were last approved by the stockholders. Stockholders last approved the 2008 Equity Plan Performance Goals in 2008.

        In order to preserve the Company's ability to receive a federal income tax deduction for performance-based compensation awarded under the 2008 Equity Plan, the Company is seeking stockholder approval of the material terms of the Performance Goals under the 2008 Equity Plan. For purposes of Section 162(m) of the Internal Revenue Code, the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to a covered employee during a specified period, each of which are discussed in the summary of certain principal features of the 2008 Equity Plan below.

        If stockholders do not approve the material terms of the Performance Goals under the 2008 Equity Plan as described above, the Company will not be able to grant Awards under the 2008 Equity Plan that qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code, although awards of Options and Stock Appreciation Rights will continue to qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code even if the stockholders do not approve the Performance Goals. As a result, we expect that the Company will lose a tax deduction for certain years if, and to the extent that, a covered employee receives non-performance based compensation under the 2008 Equity Plan for that year in excess of the $1 million deduction limit. The loss of such tax deductions would likely result in the Company paying more taxes in those years. Accordingly, the Board believes it is important to have the ability to grant incentive compensation that qualifies as "performance-based" compensation in order to retain the corporate tax deductibility of the payments and urges stockholders to approve the material terms of the Performance Goals under the 2008 Equity Plan. Notwithstanding the foregoing and the submission of the 2008 Equity Plan to stockholders, the Company reserves the right to grant Awards which may or may not be deductible under Section 162(m) of the Internal Revenue Code or other provisions of the Internal Revenue Code.

        The following is a summary of certain principal features of the 2008 Equity Plan, as amended and restated. This summary is qualified in its entirety by reference to the complete text of the 2008 Equity Plan, which is attached to this Proxy Statement as Appendix A. Throughout this summary and unless the context otherwise requires, words commencing with a capital letter but not defined herein shall have the meanings ascribed to them in the 2008 Equity Plan. Stockholders are urged to read the actual text of the 2008 Equity Plan in its entirety.

PURPOSE OF THE 2008 EQUITY PLAN

        The purpose of the 2008 Equity Plan is to further the growth and profitability of the Company by granting long-term incentives and encouraging share ownership on the part of the employees, Board members and independent contractors of the Company. The 2008 Equity Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, RSUs and other stock awards.

ADMINISTRATION

        The 2008 Equity Plan is administered by the Compensation Committee of the Board. The Board shall have the authority to take all actions under the Plan that the Committee is permitted to take, and references to the Compensation Committee shall refer to the Board if the Compensation Committee ceases to exist and the Board does not appoint a successor committee to administer the 2008 Equity Plan. Each current member of the Compensation Committee qualifies as a "non-employee director" as defined under Rule 16-b3 under the Exchange Act, an "outside director" for purposes of Section 162(m) of the Internal Revenue Code and an "independent director" under applicable NYSE rules and it is intended that any new members appointed to the Compensation Committee will meet these same qualifications. Subject to the terms of the 2008 Equity Plan, the Compensation Committee is authorized to select persons eligible to receive Awards and to determine the form, amount, timing and other terms of the Awards to be granted. The Compensation Committee may delegate to one or more members of the Board or to officers of the Company its authorities regarding Awards to individuals not subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code. In addition, the Committee may appoint agents to assist it in administering the 2008 Equity Plan. The Compensation Committee is authorized to interpret the 2008 Equity Plan and any Award Agreements issued under the 2008 Equity Plan, to adopt such rules and procedures as it may deem necessary or advisable for the administration of the 2008 Equity Plan and to make all other decisions and determinations required pursuant to the 2008 Equity Plan or any Award Agreement or as the Compensation Committee deems necessary or advisable to administer the 2008 Equity Plan. The Compensation Committee's determinations under the 2008 Equity Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

        The Compensation Committee may make Awards that are subject to the achievement of performance goals during a performance period, each as may be determined by the Compensation Committee and specified in the relevant Award Agreement. The performance goals may be based on the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level: earnings before interest, taxes, depreciation, and amortization, revenue, earnings per share, net income, return on assets, return on equity, return on capital employed, stock price, income before cumulative effect of accounting charges, total shareholder return, market valuation, cash flow, completion of acquisitions, business expansion, and product diversification. The foregoing criteria shall have any reasonable definitions that the Compensation Committee may specify, and to the extent permitted by Section 162(m) of the Internal Revenue Code, unless the Committee provides otherwise at the time of establishing the performance goals, for each fiscal year, the Committee may (i) designate additional business criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with GAAP, to any of the performance criteria described above for one or more of the following items of gain, loss, profit or expense: determined to be extraordinary, unusual or non-recurring in nature; related to changes in accounting principles under GAAP; related to currency fluctuations; related to financial activities; related to restructuring, divestitures, productivity initiatives or new business initiatives; related to discontinued operations that do not qualify as a segment of business under GAAP; attributable to the business operations of any entity acquired by the Company during the fiscal year; non-operating items; and acquisition expenses.

        The Compensation Committee has the authority to adjust the performance goals and/or performance period in such manner as the Compensation Committee, in its sole discretion, deems appropriate at any time and from time to time, unless such adjustment causes an Award to no longer qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

SHARES AVAILABLE FOR AWARDS

        In the event the Amendment and Restatement is not approved by stockholders, there would be 37.4 million Shares available for the grant of Awards under the 2008 Equity Plan, plus the number of Shares subject to Awards under the 2004 Plan that are ultimately not delivered to employees. Subject to adjustment as described below under the heading "Changes in Capital Structure," the maximum number of Shares that will be available for the grant of Awards under the 2008 Equity Plan, assuming that the Amendment and Restatement to increase the number of Shares available for the grant of Awards under the 2008 Equity Plan by 0.8 million is approved by our stockholders, will be (a) 38.2 million Shares, plus (b) the number of Shares subject to awards granted under the Company's 2004 Plan that are ultimately not delivered to employees. As of March 31, 2013, there were approximately 41,821 Shares subject to awards granted under the 2004 Plan that have not been delivered to employees.

        The Shares awarded or acquired upon the exercise of Awards under the 2008 Equity Plan may be authorized but unissued Shares, authorized and issued Shares reacquired and held as Treasury Shares, or any combination thereof. To the extent that Shares subject to an outstanding Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of such Award, (ii) the withholding of such Shares in satisfaction of applicable federal, state or local taxes or (iii) the settlement of all or a portion of such Award in cash, then such Shares shall again be available for issuance under the 2008 Equity Plan. To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding Awards of any entity acquired in any form of combination by the Company or any of its subsidiaries or affiliates will not be counted against the Shares available for issuance under the 2008 Equity Plan.

        The closing price of the Shares on March 28, 2013 was $3.34.

TERM OF THE 2008 EQUITY PLAN

        Unless earlier terminated by the Board, as described below under the heading "Amendment and Termination," the 2008 Equity Plan will terminate ten years after the initial adoption of the 2008 Equity Plan by the Board, and no further Awards may be granted under the 2008 Equity Plan after that date. The termination (or early termination) of the 2008 Equity Plan will not affect any Awards granted prior to the termination (or early termination) of the 2008 Equity Plan.

ELIGIBILITY

        The persons eligible to receive Awards under the 2008 Equity Plan are the directors, employees and independent contractors of the Company and any of its subsidiaries and affiliates who are designated by the Compensation Committee. As of March 31, 2013, there were 4 independent directors and approximately 2,030 employees of the Company and its subsidiaries who were eligible to receive Awards under the 2008 Equity Plan. Persons receiving Awards will enter into individual Award Agreements with the Company that contain the terms and conditions of the Award established by the Compensation Committee.

STOCK OPTIONS

        The Compensation Committee is authorized to grant Options to acquire Shares, including both incentive stock options under Section 422 of the Internal Revenue Code ("ISOs"), which can result in potentially favorable tax treatment to the Participant, and non-qualified stock options ("NQSOs"). The exercise price per Share subject to an Option is determined by the Compensation Committee, but must not be less than 100% of the fair market value of a Share on the date of grant; provided, however, that with respect to a recipient who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price per share subject to an ISO shall not be less than 110% of the fair market value of a Share on the date of grant. For purposes of the 2008 Equity Plan, the term "fair market value" of a Share shall mean, except as otherwise specified in a particular Award Agreement, (a) while the Shares are traded on an established national or regional securities exchange, the last reported sales price of such Shares as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, on the next preceding date for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share on the date as of which such value is being determined, where quoted for such Shares, or (c) if the "fair market value" cannot be determined under clause (a) or clause (b) above, the value as determined by the Compensation Committee, in its sole discretion, on a good faith basis and in a manner consistent with Section 409A of the Internal Revenue Code.

        The maximum term of each Option and the times at which each Option will be exercisable will be established by the Compensation Committee in the individual Award Agreements, except that no ISO may have a term exceeding ten years and no ISO granted to a Participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company may have a term exceeding five years. Options may be exercised by payment of the exercise price in cash or, in the discretion of the Compensation Committee, either (i) by tendering previously acquired Shares having an aggregate fair market value at the time of exercise equal to the aggregate exercise price of the Shares with respect to which the Option is to be exercised, or (ii) by any other means that the Compensation Committee, in its sole discretion, determines to both provide legal consideration for the Shares and to be consistent with the purposes of the 2008 Equity Plan.

        ISOs are not transferable, except by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant. The Compensation Committee may impose additional restrictions on Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities law, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws. Subject to adjustment as described below under the heading "Changes in Capital Structure," the maximum number of Shares with respect to which Options may be granted during any year to any person may not exceed 1 million Shares. The 2008 Equity Plan provides that, except as otherwise provided by the Compensation Committee in an Award Agreement, Participants terminated for Cause will forfeit all of their Options, whether or not vested. Participants terminated for any other reason will forfeit their unvested Options, retain their vested Options, and will have one year (in the case of a termination by reason of death or Disability) or 90 days (in all other cases) following their termination date to exercise their vested Options.

STOCK APPRECIATION RIGHTS

        The Compensation Committee is authorized to grant stock appreciation rights ("SARs") entitling the recipient to receive the amount by which the fair market value of a Share on the date of exercise exceeds the Base Price of the SAR. Subject to adjustment as described below under the heading "Changes in Capital Structure," the maximum number of Shares with respect to which SARs may be granted during any year to any person will be 1 million. The Base Price of an SAR is determined by the Compensation Committee but cannot be less than 100% of the fair market value of a Share on the date of grant. SARs may be granted by themselves or in tandem with grants of Options. The term of each SAR and the times at which each SAR will be exercisable are established by the Compensation Committee in the individual Award Agreements, except that no SAR can be exercised more than ten years from the date of grant or, in the case of an SAR granted in tandem with an Option, after the term of the related Option. SARs may be exercised by (i) delivery of a written notice of exercise, (ii) in the case of a tandem SAR, by surrendering any Options which would be canceled by reason of the exercise of such SAR, or (iii) by executing such documents as the Company may reasonably request. Payment in respect of SARs will be made, as determined by the Compensation Committee in its discretion, in cash, Shares with a fair market value equal to the amount of the payment, or a combination thereof, as set forth in the individual Award Agreement.

        The 2008 Equity Plan provides that, except as otherwise provided by the Compensation Committee in an Award Agreement, Participants terminated for Cause will forfeit all of their SARs, whether or not vested. Participants terminated for any other reason will forfeit their unvested SARs, retain their vested SARs, and will have one year (in the case of a termination by reason of death or Disability) or 90 days (in all other cases) following their termination date to exercise their vested SARs.

RESTRICTED STOCK AND RSUs

        The Compensation Committee is authorized to grant Awards of Restricted Stock and RSUs. A grant of Restricted Stock is an Award of Shares that may be forfeited back to the Company if certain requirements are not met, such as continued employment for a specified period of time. Further, the Shares may not be sold or disposed of prior to the end of a restricted period specified by the Compensation Committee. The Compensation Committee may set additional restrictions on Restricted Stock as it may deem advisable or appropriate in the individual Award Agreements. A Participant who has been granted Restricted Stock generally has the right to vote the Shares, unless otherwise determined by the Compensation Committee. During the restricted period, Participants holding Restricted Stock are entitled to receive all dividends and other distributions paid with respect to such Shares, unless otherwise determined by the Compensation Committee, however, dividends and other distributions with respect to Restricted Stock that are paid in Shares will be held by the Company subject to the same restrictions that apply to the restricted Shares.

        RSUs are similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant. Instead, Shares are delivered to the Participant upon satisfaction of all applicable terms and conditions specified in the Award. A holder of an RSU does not have voting rights or any entitlement to dividends or other distributions until the Shares are delivered in the future upon the completion of the restricted period. The Compensation Committee may, however, in its sole discretion, grant "dividend equivalent rights" to the holder of an RSU, which shall represent a right to receive during the period the right is outstanding and on the terms set forth in the Award Agreement, any dividends paid or declared on a specific number of Shares.

        The Compensation Committee may grant Restricted Stock and RSUs that become earned based on the achievement of pre-determined Performance Goals during and in respect of a designated Performance Period. The Compensation Committee will be responsible for setting the applicable Performance Goals. Under the 2008 Equity Plan, the maximum number of Shares that may be awarded to any person in any one year in the form of Stock Awards subject to Performance Goals is 2 million.

        Except as provided by the Committee in an Award Agreement or otherwise, in the event a Participant is terminated for any reason, the Participant will forfeit all unvested shares of Restricted Stock and unvested RSUs held by such Participant.

OTHER STOCK AWARDS

        The Compensation Committee is authorized to grant other types of Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the Shares on such terms and conditions as may be established by the Compensation Committee in the relevant Award Agreement.

REPRICING

        The 2008 Equity Plan prohibits the repricing of Awards without stockholder approval. For this purpose a "repricing" includes (i) a reduction in the exercise or base price of any outstanding Options or SARs, or purchase price of Shares under any other outstanding Award, to an amount less than the Fair Market Value of a Share at the date of grant (excluding adjustments made due to Changes in Capital Structure), (ii) any other action that is treated as a repricing under GAAP, and (iii) repurchasing or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Shares (excluding cancellations and exchanges that occur in connection with a Change in Capital Structure).

TAX WITHHOLDING; OTHER TERMS OF AWARDS

        The Compensation Committee or the Board may condition any payment relating to an Award on the deduction and withholding of, or the requirement that a Participant remit to the Company, an amount sufficient to satisfy any federal, state, local or foreign taxes of any kind which the Compensation Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Internal Revenue Code and/or any other applicable law, rule or regulation with respect to such Award (or exercise thereof). The Compensation Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or a part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a fair market value equal to the minimum amount required to be withheld. Awards granted under the 2008 Equity Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the Participant's death, except that a Participant may, unless otherwise specified in a particular Award Agreement, transfer, without consideration, Awards other than ISOs to such Participant's "immediate family" as defined in the 2008 Equity Plan.

CLAWBACK AND RECOUPMENT POLICY

        All Awards granted under the 2008 Equity Plan will be subject to any incentive compensation clawback or recoupment policy as may be adopted by the Board and as may be amended from time to time. No such policy adoption or amendment shall require the prior consent of any Participant.

CHANGES IN CAPITAL STRUCTURE

        The Board shall equitably adjust outstanding Awards, the number of Shares available, and the limitations on the number of Awards that may be granted under the 2008 Equity Plan in the event any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change-in-control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a "Corporate Event") affects the Shares such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2008 Equity Plan.

        If the Company enters into or is involved in any Corporate Event, the Board may take such action as it deems appropriate to substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event, including, but not limited to, (i) accelerating the vesting of any outstanding Awards upon the consummation of such event, (ii) requiring that outstanding Awards be substituted in connection with such event, (iii) replacing outstanding Awards with a cash incentive program that preserves the value of the replaced Awards and contains identical vesting conditions, or (iv) canceling Participant's Awards immediately prior to such event and paying to each affected Participant in connection with the cancellation of such Participant's Awards, an amount equal to the equivalent value of such Award (determined in the sole, good faith discretion of the Compensation Committee). The 2008 Equity Plan provides that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0).

AMENDMENT AND TERMINATION

        The Board may amend, suspend, or terminate the 2008 Equity Plan or any part thereof, at any time and for any reason, subject to stockholder approval required by applicable law, rule or regulation, including Sections 162(m), 422 of the Internal Revenue Code and any applicable stock exchange rules; however, (i) no action taken by the Board that is expressly permitted under the 2008 Equity Plan will constitute an amendment to the 2008 Equity Plan or an Award for any purpose, and (ii) the Board may amend the 2008 Equity Plan and any Award Agreement, including, without limitation, retroactive amendments, without stockholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Internal Revenue Code.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a brief description of the principal U.S. federal income tax consequences generally arising with respect to Awards under the 2008 Equity Plan and is not intended to constitute tax advice.

        The grant of an Option gives rise to no tax consequences for the Participant or the Company. The exercise of an Option has different tax consequences depending on whether the Option is an ISO or an NQSO. Upon exercise of an ISO, the Participant recognizes no income for regular income tax purposes, but the Option spread is taken into account in computing liability for the alternative minimum tax. Upon exercise of an NQSO, the Participant recognizes ordinary income equal to the excess, on the date of exercise, of the fair market value of the Shares acquired on exercise of the Option over the exercise price.

        The disposition of Shares acquired upon exercise of an Option may have different tax consequences depending on whether the Option is an ISO or an NQSO and the timing of the disposition. Upon the disposition of Shares acquired upon exercise of an ISO before the Participant has held those Shares for at least two years from the date the Option was granted and at least one year from the date the Option was exercised (the "ISO holding periods"), the Participant recognizes ordinary income equal to the lesser of (i) the excess of the fair market value of the Shares on the date of exercise of the ISO over the exercise price and (ii) the excess of the amount realized on the disposition of those Shares over the exercise price. Upon a disposition of Shares acquired upon the exercise of an NQSO or upon exercise of an ISO when the ISO holding periods have been met, the Participant will recognize capital gain or loss equal to the difference between the sales price of such Shares and the Participant's tax basis in the Shares. That gain or loss will be long-term if the Shares have been held for more than one year as of the date of disposition. The Participant's tax basis in the Shares generally will be equal to the exercise price of the Option plus the amount of any ordinary income recognized in connection with the Option.

        Section 409A of the Internal Revenue Code provides that participants in certain "deferred compensation" arrangements will be subject to immediate taxation and, among other penalties, will be required to pay an additional 20% tax on the value of vested deferred compensation if the requirements of Section 409A are not satisfied. Options may be considered "deferred compensation" for purposes of Section 409A of the Internal Revenue Code unless certain requirements are met. The Company expects that Options granted under the 2008 Equity Plan will meet these requirements and will thus not be subject to Section 409A, but no assurances to this effect can be given.

        The Company generally will be entitled to a tax deduction equal to the amount that the Participant recognizes as ordinary income in connection with an Option. The Company is not entitled to a tax deduction relating to any amount that constitutes a capital gain for a Participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the Participant holds the Shares for the requisite ISO holding periods prior to disposing of the Shares.

        Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation in excess of $1 million paid in any taxable year to the Company's chief executive officer and the three highest compensated executive officers (other than the chief financial officer) at the end of the year (each a "covered employee"). Compensation that qualifies as "performance-based compensation," however, is excluded from the $1 million deductibility cap. The Company intends that Options, SARs and certain other Awards granted to employees whom the Compensation Committee expects to be "covered employees" at the time a deduction arises in connection with the Awards qualify as "performance-based compensation such that deductions with respect to Options and such other Awards will not be subject to the $1 million cap under Section 162(m) of the Internal Revenue Code. Future changes in Section 162(m) of the Internal Revenue Code or the regulations thereunder may adversely affect the ability of the Company to ensure that Options, SARs or other Awards under the 2008 Equity Plan will qualify as "performance based compensation" such that deductions are not limited by Section 162(m) of the Internal Revenue Code.

        Awards made under the 2008 Equity Plan may provide for accelerated vesting and/or accelerated payment in the event of a change-in-control of the Company. If there is a change-in-control of the Company, amounts paid under the 2008 Equity Plan may be characterized as "parachute payments" under Section 280G of the Internal Revenue Code, which may result in a 20% excise tax being imposed on the Participant with respect to a portion of such amounts and a corresponding lost tax deduction for the Company.

        The 2008 Equity Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended and is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

        The foregoing discussion, which is general in nature and is not intended to be a complete description of the federal income tax consequences of the 2008 Equity Plan, is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to Participants in the 2008 Equity Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2008 Equity Plan should consult a tax adviser as to the tax consequences of participation.

NEW PLAN BENEFITS

        The Company believes that Awards granted under the 2008 Equity Plan will be granted primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Since the 2008 Equity Plan is a discretionary plan, the persons to whom Awards may be made and the amount of benefits that will be received or allocated under the 2008 Equity Plan in the future are not determinable. We believe the number, type and terms of the Awards made under the 2008 Equity Plan for 2013 will be substantially similar to those granted under the 2008 Equity Plan for 2012.

The Board unanimously recommends a vote "FOR" the approval of the Amended and Restated GFI Group Inc. 2008 Equity Incentive Plan.

 IV. APPROVAL OF THE AMENDED AND RESTATED GFI GROUP INC.
2008 SENIOR EXECUTIVE ANNUAL BONUS PLAN

        The Board has approved the amendment and restatement of the GFI Group Inc. 2008 Senior Executive Annual Bonus Plan (the "Annual Bonus Plan"), subject to the approval of stockholders at the Annual Meeting. The Annual Bonus Plan is a performance-based plan for executive officers of the Company.

        The key terms and provisions of the Annual Bonus Plan, including eligibility for participation and the types of awards that may be granted under the Annual Bonus Plan, are unchanged by the amendment and restatement. The primary reason for the Board adopting the amendment and restatement of the Annual Bonus Plan and submitting the Annual Bonus Plan for stockholder approval is so that awards made under the Annual Bonus Plan may continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The amendment and restatement also gives effect to certain technical revisions regarding the Compensation Committee's ability to delegate its authority under the Annual Bonus Plan, as discussed below, and indemnification of Compensation Committee members with respect to administration of the Annual Bonus Plan, neither of which requires stockholder approval.

        Section 162(m) of the Internal Revenue Code generally does not allow public companies to take a federal income tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the three other highest-paid executive officers (other than the chief financial officer) employed at the end of that company's fiscal year unless such compensation qualifies as "performance-based compensation." In general, to qualify as "performance-based compensation," the material terms of the performance goals under the Annual Bonus Plan must be disclosed to, and approved by, the Company's stockholders no later than the first meeting of the Company's stockholders that occurs in the fifth year following the year the performance goals were last approved by the stockholders. Stockholders last approved the Annual Bonus Plan performance goals in 2008.

        The Company intends that the awards granted under the Annual Bonus Plan qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, in order to preserve the Company's ability to receive a federal income tax deduction for performance-based compensation awarded under the Annual Bonus Plan, the Company is seeking stockholder approval of the material terms of the performance goals under the Annual Bonus Plan. For purposes of

Section 162(m) of the Internal Revenue Code, the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to a covered employee during a specified period, each of which are discussed in the summary of certain principal features of the Annual Bonus Plan below.

        If stockholders do not re-approve the material terms of the performance goals under the Annual Bonus Plan, the Company will not be able to continue to grant awards under the Annual Bonus Plan that qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code. As a result, we expect that the Company will lose a tax deduction for certain years if, and to the extent that, a covered employee receives non-performance based compensation for that year in excess of the $1 million deduction limit. The loss of such tax deductions would likely result in the Company paying more taxes in those years. Accordingly, the Board believes it is important to have the ability to grant incentive compensation that qualifies as "performance-based" compensation in order to retain the corporate tax deductibility of the payments and urges stockholders to re-approve the material terms of the performance goals under the Annual Bonus Plan. Notwithstanding the foregoing and the submission of the Annual Bonus Plan to stockholders, the Company reserves the right to pay its executives, including Participants, amounts which may or may not be deductible under Section 162(m) of the Internal Revenue Code or other provisions of the Internal Revenue Code.

        The following is a summary of certain principal features of the Annual Bonus Plan. This summary is qualified in its entirety by reference to the complete text of the Annual Bonus Plan, which is attached to this Proxy Statement as Appendix B. Throughout this summary and unless the context otherwise requires, words commencing with a capital letter but not defined herein shall have the meanings ascribed to them in the Annual Bonus Plan. Stockholders are urged to read the actual text of the Plan in its entirety.

PURPOSE

        The purpose of the Annual Bonus Plan is to reward, through additional cash or equity compensation, eligible employees for their significant efforts and contributions toward improved profitably and growth of the Company by providing performance incentives in a manner that preserves, for tax purposes, the Company's ability to deduct that compensation.

ELIGIBILITY

        The persons eligible to receive awards under the Annual Bonus Plan are employees of the Company and its subsidiaries who are executive officers of the Company, including members of the Board, and who are selected to participate in the Annual Bonus Plan in any year by the Compensation Committee (such individuals being referred to as "Participants"). As of March 31, 2013, there were 6 executive officers of the Company who could be eligible to receive an award under the Annual Bonus Plan.

ADMINISTRATION

        The Annual Bonus Plan will be administered by the Compensation Committee or such other committee as appointed by the Board, which shall be comprised exclusively of members of the Board who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code and Treas. Reg. section 1.162-27(e)(3). Under the Annual Bonus Plan, as amended and restated, the Compensation Committee may delegate some or all of its authority or administrative responsibility to non-members of the Compensation Committee as it deems necessary or appropriate, provided that no such delegation will be permitted if it would cause the compensation payable under the Annual Bonus Plan to fail to qualify as qualified performance-based compensation.

        Pursuant to the Annual Bonus Plan, the Compensation Committee will have the authority to (i) select Participants, (ii) to establish and administer the performance goals and the award opportunities applicable to each Participant and certify whether the goals have been attained, (iii) to construe and interpret the Annual Bonus Plan and any agreement or instrument entered into under the Annual Bonus Plan, (d) to establish, amend, and waive rules and regulations for the Annual Bonus Plan's administration, and (e) to make all other determinations which may be necessary or advisable for the administration of the Annual Bonus Plan.

AWARDS

        No later than 90 days after the commencement of the fiscal year of the Company (or such earlier or later date as may be the applicable deadline for the establishment of performance goals permitting the compensation payable to a Participant under the Annual Bonus Plan with respect to such year to qualify as "qualified performance-based compensation" under Treas. Reg. section 1.162-27(e)), the Compensation Committee will select the eligible employees who will participate in the Annual Bonus Plan for the fiscal year and establish in writing (i) the method for computing the amount of compensation that will be payable under the Annual Bonus Plan to each Participant with respect to such year, (ii) the performance goals for the applicable period and the method for determining whether performance goals established by the Compensation Committee for the applicable period with respect to such Participant are attained in whole or in part, and (iii) any other eligibility conditions. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each Participant. The Compensation Committee may exercise negative discretion to reduce the amount of any bonus otherwise payable under the Annual Bonus Plan. The maximum amount of compensation a Participant can earn under the Annual Bonus Plan in any year is $7 million.

        The performance goals will be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, or any combination thereof: earnings before interest, taxes, depreciation, and amortization, level of revenues, earnings per share, stock price, income before cumulative effect of accounting charges, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, completion of acquisitions, business expansion and product diversification.

        The foregoing criteria shall have any reasonable definitions that the Compensation Committee may specify, and, to the extent permitted by Section 162(m) of the Internal Revenue Code, unless the Compensation Committee provides otherwise at the time of establishing the performance goals, for each fiscal year, the Compensation Committee may (i) designate additional business criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with GAAP, to any of the performance criteria described above for one or more of the following items of gain, loss, profits or expense: determined to be extraordinary, unusual or non-recurring in nature; related to changes in accounting principles under GAAP; related to currency fluctuations; related to financing activities; related to restructuring, divestitures, productivity initiatives or new business initiatives; related to discontinued operations that do not qualify as a segment of business under GAAP; attributable to the business operations of any entity acquired by the Company during the fiscal year; non-operating items; and acquisition expenses. Any such performance criterion or combination of such criteria may apply to the Participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify.

        The Compensation Committee may structure the method for computing the amount of compensation that will be payable under the Annual Bonus Plan with respect to all or any portion of a year as a pool to be allocated among the Participants. In this case, the Compensation Committee will set the maximum percentage of the pool that each Participant can earn, which cannot be more than the lesser of forty percent (40%) of the incentive pool or $7 million per year for any one Participant.

        Before payment of any amount pursuant to the Annual Bonus Plan, the Compensation Committee will certify whether the performance goals have been achieved and, to the extent applicable, shall determine whether other eligibility conditions have been met. Awards will be paid under the Annual Bonus Plan only if the performance goals established by the Compensation Committee with respect to such year have been achieved. In the event of a Participant's termination of employment by reason of death, disability or retirement (each as determined by the Compensation Committee in its sole discretion) during the Annual Bonus Plan year or before a Participant's award with respect to a year is paid, a Participant will be entitled to a pro-rated portion of the amount that would otherwise have been earned in respect of the year of such termination, which amount will be paid at the same time as the award the Participant would have received had no termination of employment occurred. For the sake of clarity, a pro-rata bonus will be payable only if the performance goals established by the Compensation Committee have been met. Unless otherwise specified by the Compensation Committee, a Participant whose employment terminates prior to the date the Participant's award with respect to a year is paid for any other reason shall not be entitled to any payment under the Annual Bonus Plan for that year.

AMENDMENT AND TERMINATION

        The Board may amend, modify or terminate this Annual Bonus Plan at any time and the Annual Bonus Plan will remain in effect until terminated by the Board.

NEW PLAN BENEFITS

        Future awards under the Annual Bonus Plan are discretionary and therefore, at this time, the benefits that may be received by participants under the Annual Bonus Plan if our stockholders approve the Annual Bonus Plan cannot be determined. Subject to the re-approval of the Annual Bonus Plan by our stockholders at the Annual Meeting, the Compensation Committee designated our named executive officers as Participants in the Annual Bonus Plan for the performance period of January 1, 2013 through December 31, 2013. The amount of each Participant's award will be subject to the attainment of performance goals set by the Compensation Committee in February 2013 and will be subject to the Compensation Committee's right to reduce any Participant's award. As a result, it is not possible to determine the exact amount that will be payable to any Participant in any performance period.

        Also, because of the Compensation Committee's discretion to reduce any Participant's award, the Company cannot determine the awards that would have been paid had the Annual Bonus Plan been in effect in 2012. The Company believes, however, that the Compensation Committee would have used its discretion to pay substantially the same amounts that were paid in 2012 if the Annual Bonus Plan had been in effect that year. A discussion of how annual incentives were determined for the 2012 fiscal year is included in the Compensation Discussion and Analysis and the annual incentive payments the Compensation Committee actually determined to pay its named executive officers are shown in the Summary Compensation Table.

The Board unanimously recommends a vote "FOR" the approval of the GFI Group Inc. 2008 Senior Executive Annual Bonus Plan.

 EXECUTIVE OFFICERS

        In addition to Messrs. Gooch and Heffron, who are members of the Board and whose biographical information is set forth above, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Name	Age	Position(s)
J. Christopher Giancarlo	53	Executive Vice President
Ronald Levi	51	Chief Operating Officer
James Peers	62	Chief Financial Officer
Scott Pintoff	42	General Counsel and Corporate Secretary

        J. Christopher Giancarlo, Executive Vice President, joined our Company in April 2001 following our acquisition of Fenics, where he structured strategic alliances with major investment banks. Prior to joining Fenics in 2000, Mr. Giancarlo was a corporate partner in the New York law firm of Brown Raysman Millstein Felder & Steiner, LLP from 1997 to 2000.

        Ronald Levi, Chief Operating Officer, joined our Company in 1993 and became our Chief Operating Officer in May 2006. Prior to becoming Chief Operating Officer, Mr. Levi held the position of Managing Director since 2001. Prior to joining our Company, Mr. Levi was the Director of Fixed Income at Garban plc.

        James Peers, Chief Financial Officer, joined our Company in August 2002. Prior to joining our Company, Mr. Peers was a Senior Vice President at Bank One in Chicago from 1999 to 2001 where he held various positions, including Corporate Controller. He also was the Chief Financial Officer for Rabobank International in New York and a Senior Vice President—Corporate Development for Canadian Imperial Bank of Commerce in New York. Mr. Peers is a Certified Public Accountant and Chartered Accountant and was a partner at Ernst & Young where he spent 18 years working in their Toronto and Chicago offices.

        Scott Pintoff, General Counsel and Corporate Secretary, joined our Company in April 2000. Prior to assuming the duties of General Counsel in April 2002, Mr. Pintoff was GFI's Associate General Counsel. Before joining our Company, he was an associate with the law firm of Dewey Ballantine LLP from 1996 to 2000.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        In this section, we discuss certain aspects of our compensation policies as they apply to our principal executive officer, our principal financial officer, and our four other most highly-compensated executive officers in 2012. We refer to these six persons throughout as the "named executive officers." Our discussion focuses on compensation and policies relating to the year ended December 31, 2012, which was our most recently completed fiscal year. For 2012, our Compensation Committee has determined that Messrs. Gooch, Heffron, Levi, Peers, Giancarlo and Pintoff are our executive officers. These executive officers also comprise our Global Strategy Committee.

        Effective February 14, 2013, Mr. Colin Heffron, our President since 2004, was promoted to Chief Executive Officer. In his role as Chief Executive Officer, Mr. Heffron will report to the Company's Board of Directors and be responsible for the overall management of our business. The position of Chief Executive Officer was previously held by Mr. Gooch, who will continue to serve as Executive Chairman of the Board and will remain active in setting the strategic direction of the business.

Throughout the Proxy Statement, including the Compensation Discussion and Analysis, we refer to Mr. Gooch as our Executive Chairman and to Mr. Heffron as our Chief Executive Officer.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

        Our executive compensation program is designed to drive and reward superior corporate performance on an annual basis and, through increasing stockholder value, over the long-term. We try to ensure that total compensation is internally equitable and externally competitive by meeting the following core objectives:

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  Performance Based:  A substantial portion of the total compensation for each named executive officer is intended to be variable and delivered on a pay-for-performance basis, considered in light of general economic and specific company, industry and competitive conditions. We also believe that executive compensation should reflect achievement of Company goals established at the beginning of the fiscal year, as well as reflect specific achievements by such individuals over the course of the year.

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  Alignment with Stockholders:  The compensation program is intended to increase executive stock ownership over time and align executive interests with the interests of stockholders.

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  Competitive:  Due to the intensely competitive nature of the wholesale brokerage industry, we intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain the most talented and dedicated executives possible.

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  Flexible:  The executive compensation program is designed to be flexible as business conditions, competition for executives and stockholder expectations change and/or are modified.

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  Discourage Unnecessary or Excessive Risk Taking.  The Company's compensation program is intended to discourage our executive officers from taking risks that are unnecessary or excessive. The Company grants equity incentive awards to named executive officers that span only long-term time frames and uses broad Compensation Committee discretion to determine awards in order to discourage executive officers from taking such risks.

        We are a company whose named executive officers must combine an expertise in the wholesale brokerage of a broad range of products with the knowledge and ability to create, implement and deliver sophisticated trade execution and support technology solutions. Further, as we maintain a relatively flat organization, our named executive officers must have the ability and desire to manage tactical details, to effectively communicate to and lead broad teams of employees across all levels of the organization and they must be able to think strategically and broadly. Our business is particularly demanding on our senior executives and those who can flourish in this environment are not easily found due to the unique and distinct competencies that are required for success. Accordingly, because of the challenges presented by current business and regulatory conditions and the potential impact of these conditions on our ongoing operating results, the Compensation Committee believes that our ability to retain our current team of experienced named executive officers is critical to the Company's success.

ROLE OF THE COMPENSATION COMMITTEE

        The Compensation Committee establishes our compensation policies, provides guidance for the implementation of those policies and determines the amounts and elements of compensation for our named executive officers. The Compensation Committee's function is more fully described in its charter, which has been approved by our Board of Directors. The charter is available for viewing or download on our corporate website at www.gfigroup.com under the Investor Relations—Corporate Governance caption.

        The Board of Directors has determined that each member of the Compensation Committee is an "independent director" in accordance with The New York Stock Exchange listing standards, a "non-employee director" under the applicable SEC rules and regulations and an "outside director" under the applicable tax rules.

COMPETITIVE POSITIONING

        We strive to maintain the highest levels of performance within the wholesale brokerage industry. To attain this high level of performance, we require the leadership and services of experienced managers with extensive knowledge of our markets, customers and employees. We believe that the pool of high-quality candidates who can provide effective leadership and strategic vision in our industry, and who can drive the performance of a significant area of our business, is smaller than the sum of our leadership needs and those of our competitors, resulting in significant competition for available executives. We therefore consider our named executive officers to be a valuable resource, particularly those executive officers who manage our brokerage operations. We believe that it is imperative that our compensation packages for our named executive officers remain attractive and competitive in comparison to other firms in our industry.

        We believe that information regarding pay practices at other firms in our industry, when available, is useful in two respects. First, as discussed above, we recognize that our pay practices must be competitive in our marketplace because we directly compete with the companies in our peer group to hire executive talent. By understanding the compensation practices and levels of the Company's peer group, the Company enhances its ability to attract and retain a highly skilled and motivated executive leadership team, which is fundamental to the Company's growth and delivery of value to stockholders. Second, this marketplace information is one of the many factors we consider in assessing the reasonableness of compensation, particularly for our Executive Chairman, Chief Executive Officer and Chief Operating Officer.

        The Compensation Committee therefore reviews the publicly available pay data with respect to other companies in the institutional intermediation industry, including other wholesale brokers such as BGC Partners Inc., Compagnie Financiere Tradition, ICAP plc and Tullett Prebon plc. The Compensation Committee does not use this pay data to base, justify or provide a framework for its compensation decisions or otherwise benchmark or target a precise pay level relative to the collected market data. Rather, this data is one of the factors used to establish competitive compensation levels for each named executive officer. For 2012, the Compensation Committee reviewed comparative pay data collected from publicly available sources by the Company and did not retain any external consultants in support of this review.

COMPOSITION OF COMPENSATION FOR NAMED EXECUTIVE OFFICERS

        The key components of our named executive officer compensation program are base salary, annual cash incentive compensation and long-term equity compensation. In addition, our named executive officers have the opportunity to participate in our Company-wide benefit plans and to receive certain personal benefits, as described below.

  Pay Elements—Overview

        We utilized four main components of compensation for our named executive officers for 2012:

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  base salary that reflects the particular individual's role and responsibilities, experience, expertise;

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  annual variable cash performance awards pursuant to our 2008 Senior Executive Annual Bonus Plan (the "2008 Annual Bonus Plan") that are designed to fluctuate upwards or downwards, as appropriate, with individual and corporate performance;

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  long-term incentives, which, in 2012, consisted of grants of RSUs pursuant to our 2008 Equity Plan; and

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  benefits and perquisites, including those offered to all employees, such as healthcare benefits and life insurance; and additional benefits, such as transportation, which we believe assist our executive officers in performing their duties.

        In addition to the foregoing elements, we have entered into employment agreements with our named executive officers, other than our Executive Chairman, that provide for certain payments and benefits in the event of certain terminations of their employment or a change in control of the Company. See "Potential Payments Upon Termination or Change-In-Control" for additional detail on potential payments under specific events of termination or upon a change of control.

  Base Salary

        The purpose of base salary is to provide a set amount of cash compensation for each named executive officer that is not variable in nature and is generally competitive with market practices. Base salaries for our named executive officers are reviewed and approved annually by the Compensation Committee. When setting base salaries, the Compensation Committee considers the executive's role and responsibilities, the recommendations of our Executive Chairman and Chief Executive Officer, any existing contractual commitments set forth in the employment agreements of the executive and external competitive demands. Consistent with industry practice and our pay-for-performance objective, the base salary for each named executive officer has generally accounted for less than half of their overall compensation. In 2012, as a result of lower variable cash performance awards and lower long-term incentives, the base salaries paid to our named executive officers (excluding Mr. Gooch) ranged from approximately 32% to 53% of their total compensation for the year (which includes base salary paid during 2012, cash performance awards paid in the first quarter of 2013 and the dollar value of any long-term incentive compensation granted in the first quarter of 2013). In 2012, Mr. Gooch elected not to receive a cash bonus and his long-term incentive compensation was reduced for 2012. As a result, Mr. Gooch's base salary was approximately 76% of his total compensation in 2012.

        The Compensation Committee generally has not adjusted the base salaries for our named executive officers following their annual review unless an executive has been appointed to a new position or taken new responsibilities or, if the Compensation Committee deems it necessary to remain competitive with the Company's peer group. During 2012, the base salaries of our named executive officers were unchanged from 2011.

  Annual and Long Term Incentive Compensation

        2008 Senior Executive Bonus Plan.    Section 162(m) of the Code generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the principal executive officer and the three highest compensated executive officers (other than the Chief Financial Officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements.

        To ensure the tax deductibility of any performance-based cash or equity compensation awarded to our named executive officers (other than our Chief Financial Officer) in 2012, the Compensation Committee adopted the 2008 Annual Bonus Plan, which was approved by stockholders at the 2008 Annual Meeting. The 2008 Annual Bonus Plan was structured in a manner intended to qualify any performance-based cash or equity compensation awarded to our named executive officers as "performance- based compensation" eligible for deductibility under Code Section 162(m).

        The 2008 Annual Bonus Plan, administered by the Compensation Committee, provides a significant portion of the total compensation paid to our named executive officers. The 2008 Annual Bonus Plan was established in 2008 and provides for payments of cash and equity bonuses to our executive officers and the executive officers of our subsidiaries. The 2008 Annual Bonus Plan is designed to reward our named executive officers for their contributions toward the improved profitability and growth of our Company. The maximum amount of compensation that may be paid under the 2008 Annual Bonus Plan to any participant for any single year is $7,000,000. Awards pursuant to the 2008 Annual Bonus Plan may be based upon the satisfaction of performance goals established by the Compensation Committee. Performance goals may, in the Compensation Committee's discretion, be based on any performance criterion provided for in the 2008 Annual Bonus Plan the Compensation Committee elects to use, either alone or in any combination. Cash bonus awards are contingent upon employment with the Company through the payment date.

        Annual equity grants to our named executive officers are made pursuant to the 2008 Equity Plan. This plan is administered by the Compensation Committee and permits the grant of non-qualified stock options, stock appreciation rights, restricted shares, RSUs and performance units. Since January 2005, we have granted only RSUs to our named executive officers under the Company's equity incentive plans. Generally, grants to named executive officers vest over time, typically one-third each year over a three-year period and, in each case, are subject to the terms and conditions of a separate grant agreement with the named executive officer. However, the Compensation Committee has occasionally used a different vesting schedule in circumstances where the award is intended to facilitate greater retention of a key employee or to recognize exceptional performance.

        2012 Bonus Program.    For 2012, the Compensation Committee established an incentive bonus pool for our executive officers pursuant to the 2008 Annual Bonus Plan. The terms and conditions of the bonus pool, including the performance criteria, were set forth in the 2012 Officer Bonus Program (the "2012 Bonus Program"), which was adopted by the Compensation Committee on February 8, 2012. Pursuant to the 2012 Bonus Program, the amount of the total bonus pool for 2012 was determined by taking a pre-determined formula based on the Company's results of operations for calendar year 2012. Each executive officer participating in the 2012 Bonus Program was also limited to receiving a pre-determined maximum individual percentage of the total bonus pool. Following the completion of the performance period, the Compensation Committee determined that the performance criteria were met by the Company and certified the same before any bonus was actually paid. The 2012 Bonus Program gave the Compensation Committee the right, in its sole discretion, to reduce the amount to be paid based upon that Committee's assessment of the participant's individual performance or for any other reason. The 2012 Bonus Program did not permit the Compensation Committee to increase a bonus payment above the objectively-determined amount.

        Pursuant to the 2012 Bonus Program, the bonus pool accrual under the 2012 Bonus Program (in which our named executive officers other than our Chief Financial Officer participated) was equal to the greater of 15% of adjusted EBITDA, 30% of adjusted net income and 2% of adjusted revenues for 2012, provided that the Company reached one of the following performance goals: (i) adjusted EBITDA for 2012 was equal to or exceeded $100.0 million, (ii) adjusted net income for 2012 was equal to or exceeded $35.0 million or (iii) adjusted revenue for 2012 was equal to or exceeded $775.0 million. There was no minimum guaranteed accrual under the 2012 Bonus Program. The general objective of this formula was to align executive bonuses with growth in revenues and net income, which ultimately correlate to earnings per share. The Company exceeded both the adjusted EBITDA and adjusted net revenue performance goals pursuant to the 2012 Bonus Program.

        The maximum amount that could be earned from the bonus pool by the named executive officers who participated in the 2012 Bonus Program was established as a percentage of the total bonus pool and was determined based on the named executive officer's role, responsibilities, and expertise; comparable pay levels for peers within the Company, and in other companies for similar positions; the level of competition that exists within the market for a given position; and the named executive officer's ability to contribute to our results of operations and/or realization of our on-going strategic initiatives. The percentage of the bonus pool that could be earned by Mr. Gooch was 30%, the percentage for Mr. Heffron was 26%, the percentage for Mr. Levi was 24% and the percentage that could be earned by Messrs. Giancarlo and Pintoff was 10% each. Any amount of the bonus pool not paid to the named executive officers reverted to the general funds of the Company.

        In 2012, we did not set individual financial performance goals for the named executive officers for achievement of incentive compensation, and there were no specific quantitative individual-level financial goals used to determine compensation. However, the Compensation Committee was apprised of the overall individual performance for each of the named executive officers by the Executive Chairman and the Chief Executive Officer. The Compensation Committee, in turn, assessed the performance of the Executive Chairman and the Chief Executive Officer and considered the individual performance of each named executive officer when determining their actual level of cash and equity bonus award.

        The actual level of cash and equity bonus awards for each of the named executive officers was determined in the context of our financial performance in 2012, each officer's individual efforts and accomplishments and, to a lesser extent, comparative market data. Following the conclusion of 2012, as discussed below, the Compensation Committee determined the maximum amount that could be paid to each named executive officer and exercised its discretion to pay each executive an amount that was lower than the maximum amount permitted.

        The Company's Executive Chairman, Chief Executive Officer, Chief Operating Officer, Executive Vice President and General Counsel and Corporate Secretary comprise the five individuals who participated in the Company's 2012 Bonus Program. The Compensation Committee designated these officers as participants in the 2012 Bonus Program based on its determination that such executive officers could be "covered employees" subject to deduction limits under Section 162(m) of the Code for 2012. A chief financial officer is not a "covered employee" for purposes of the deduction limits under Section 162(m) of the Code under current tax rules and thus our Chief Financial Officer was not included as a participant in the 2012 Bonus Program. Despite his exclusion from the 2012 Bonus Program, our Chief Financial Officer's incentive opportunities and actual bonus pay determinations remain subject to the Compensation Committee's discretion but are based on the same goals and metrics as the other named executive officers.

        Compensation Committee Determinations and Relevant Factors.    The table below shows the actual payout amounts for each of the named executive officers who participated in the 2012 Bonus Program in relation to the maximum they were allowed to receive under the 2012 Bonus Program. While $17.8 million was permitted under the funding formula for the 2012 Bonus Program, the Compensation Committee reduced these potential payouts to an aggregate of $3.7 million (including the grant date value of the RSUs granted in the first quarter of 2013). A detailed discussion of the actual bonus payments awarded to each named executive officer, including the Chief Financial Officer, appears later in this section.

Limitations by Officer	Maximum Percentage	Maximum Amount	Actual Bonus Paid(1)
Executive Chairman	30%	$5,300,000	$349,130
Chief Executive Officer	26%	$4,600,000	$1,454,704
Chief Operating Officer	24%	$4,300,000	$1,242,309
Executive Vice President	10%	$1,800,000	$348,226
General Counsel and Corporate Secretary	10%	$1,800,000	$348,226

Total	100%	$17,800,000	$3,742,595

(1)
Including the grant date fair value of RSUs related to the 2012 Bonus Program the Company granted on March 31, 2013, which is based on the closing price-per-share on the grant date. The fair value was computed in accordance with the Financial Accounting Standards Board's Accounting Standards Codification 718, Compensation—Stock Compensation ("ASC 718"), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

        The Compensation Committee believes that the allocation of the bonus pool among our named executive officers for 2012 was appropriate based upon the individual information and corporate data it reviewed. When determining the amount of bonus and incentive compensation to be paid for 2012, the Committee reviewed and considered the following information:

  •
  A self-evaluation of each of the Executive Chairman and the Chief Executive Officer, as well as feedback from the full Board of Directors, gathered by the Chair of the Compensation Committee, regarding the performance of the Executive Chairman and Chief Executive Officer for 2012;

  •
  The Executive Chairman's and Chief Executive Officer's review and evaluation of each other named executive officer, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility;

  •
  The financial performance of the Company and other companies in the wholesale brokerage industry with which we compete, including (i) the total relative stockholder return and price to earnings ratio of the Company and our competitors and (ii) the revenues, earnings per share and contribution margin achieved by the Company in 2012;

  •
  The Company's success in attaining key operating objectives, such as growth or maintenance of market position, development of new products, technologies and offices, compliance with new regulations, completing and integrating acquisitions, meeting established goals for revenues, EBITDA and net income and maintenance of, and development of new, customer relationships;

  •
  The employment agreement of our Chief Operating Officer, which provides that the aggregate gross compensation paid to him, including but not limited to base salary, discretionary bonus and the grant date value of any equity grants, shall not be less than $2,700,000 during each calendar year of the term of the employment agreement, subject to the Company achieving the Code Section 162(m) goals applicable to other executive officers of the Company for the applicable calendar year;

  •
  Total compensation, as well as each element of compensation, paid to the named executive officers for the current and prior two years; and

  •
  Total proposed compensation, as well as each element of proposed compensation, for 2012, taking into account the recommendations of the Executive Chairman and the Chief Executive Officer.

        For the 2012 fiscal year, the Compensation Committee had to balance our 2012 operating results, which were impacted by the challenging economic, market and regulatory conditions that were prevalent in the over-the-counter derivative and other financial markets in which we provide our services, with the accomplishment of certain qualitative corporate and individual strategic goals and initiatives. In addition, the Compensation Committee remained focused on retention and motivation of the executive management team as they believe that continuity in leadership is critical during these challenging market and regulatory conditions. The factors below influenced the total amount of cash bonus and annual RSU grants approved by the Compensation Committee for our named executive officers:

  •
  The Company's total net revenues decreased by approximately 10.6% over 2011 and the Company's net loss and diluted loss per share increased by 212.9% and 219.1%, respectively, over 2011. In addition, the Company generated $92.1 million in non-GAAP cash earnings for the year-ended December 31, 2012. A reconciliation of this Non-GAAP financial measure to GAAP is included in Appendix C. In particular, in determining the Executive Chairman's and the Chief Executive Officer's bonus for 2012, the Compensation Committee focused on these indicators of corporate financial performance.;

  •
  The Company's stock price decreased by approximately 21.4% during 2012;

  •
  Individual performance level against the named executive officer's job description, quality of work and management and motivation of employees, as well as contributions toward the Company's achievement of strategic goals and financial and operating results;

  •
  The significant role of our named executive officers during 2012 in: (i) managing the Company's revenue base despite low trading volumes in many of the Company's product areas; (ii) executing our business continuity plans to help minimize the disruption to the Company's operations following Hurricane Sandy; (iii) leading the Company's cost reduction efforts, including reducing headcount, rationalizing the front and back office cost structure and building more flexibility into our compensation arrangements; (iv) managing our broad and complex international operations, including additional regulatory, tax and personnel matters; (v) recruiting, managing and retaining the Company's senior management team and key producers; (vi) successfully managing through elevated business and counterparty risks during the year; and (vii) continuing to selectively seek areas to expand the Company's business;

  •
  The Company's continuing development and strategic deployment of technology services and products during 2012, including the increased usage of the Company's proprietary electronic trade execution capabilities across a significant range of geographical regions and asset classes, the increase in the number of matching sessions globally and the increase in revenues from the Company's leading Trayport® and Fenics® product suites;

  •
  Maintaining the Company's leadership within the wholesale brokerage industry on legislation relating to the regulation of the OTC derivatives markets and actively preparing the Company to meet all regulatory requirements, including pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the E.U. Markets in Financial Instruments Directive (MiFID);

  •
  The Executive Chairman's and Chief Executive Officer's recommendations regarding the bonus for each of the other named executive officers, such officer's compensation in the prior year, the progression of the officer's compensation, responsibilities and performance during the last three years and any applicable bonus guarantees in such executive's employment agreement;

  •
  The pay practices of the Company's peer group; and

  •
  Finally, as stated above, retention, continuity and motivation of leadership also factored into the compensation decisions for all named executive officers.

        Taking into account all of the information described above, the Compensation Committee evaluated the performance of our Executive Chairman, our Chief Executive Officer and each other named executive officer and approved the following 2012 cash bonus and annual equity incentive compensation for our named executive officers:

Name	Cash	RSUs(1)		Total ($)
Michael Gooch, Executive Chairman	—	$349,130 (104,530 units	)	$349,130
Colin Heffron, Chief Executive Officer	—	$1,454,704 (435,540 units	)	$1,454,704
James Peers, Chief Financial Officer	$325,000	$148,226 (44,379 units	)	$473,226
Ron Levi, Chief Operating Officer	$600,000	$642,309 (192,308 units	)	$1,242,309
Christopher Giancarlo, Executive Vice President	$200,000	$148,226 (44,379 units	)	$348,226
Scott Pintoff, General Counsel and Corporate Secretary	$200,000	$148,226 (44,379 units	)	$348,226

(1)
Represents the dollar value, as of March 31, 2013, of the RSU award approved by the Compensation Committee as part of the named executive officer's annual incentive compensation for 2012. The RSUs were granted on March 31, 2013. The methodology for converting the dollar value into a number of RSUs is described below.

        Form of Payment.    Consistent with our compensation philosophy, the Compensation Committee generally intends that annual incentive compensation for all of our named executive officers consist of a cash bonus and an annual grant of equity compensation. As in prior years, the Committee provided that each of our named executive officers could elect to receive their bonus entirely in RSUs and, to the extent that any named executive officer made such an election, the total number of RSUs granted to such officer would be increased by 15%. The Committee believes that giving our named executive officers the opportunity to elect to receive their annual bonus entirely in RSUs that vest over three years is appropriate because the Committee believes that any named executive officer who makes such an election will be further motivated to adopt a long-term perspective that aligns with their equity holdings. Each of our Executive Chairman and Chief Executive Officer elected to receive their annual incentive compensation for 2012 entirely in RSUs. Subject to the Committee's decision to allow all or some of our named executive officers to make a similar election in future years, it is the Committee's intention that all named executive officers be paid with a combination of cash and equity incentive compensation going forward.

        As the chart below illustrates, the aggregate amount of cash bonus payments for the named executive officers for 2012 was decreased by 28% from 2011. The equity component set forth in the table above represented between 32% to 100% of the total annual incentive compensation and 17% to 64% of total compensation (including, for this purpose, base salary) and was paid out entirely in RSUs under the 2008 Equity Plan. A summary of cash bonuses awarded to our named executive officers for 2011 and 2012 is as follows:

Cash Bonus Payments	2011	2012	Year-over-Year Percentage Change
(In thousands)
Michael Gooch, Executive Chairman	—	—	—
Colin Heffron, Chief Executive Officer	—	—	—
James Peers, Chief Financial Officer	$450,000	$325,000	(28)%
Ron Levi, Chief Operating Officer	$900,000	$600,000	(33)%
Christopher Giancarlo, Executive Vice President	$250,000	$200,000	(20)%
Scott Pintoff, General Counsel and Corporate Secretary	$250,000	$200,000	(20)%

Total Paid	$1,850,000	$1,325,000	(28)%

        In compliance with our share-based awards granting policy, the RSUs were granted on March 31, 2013 and approximately 33% of those RSUs will vest on each of the first and second anniversaries and 34% on the third anniversary of the date of grant, subject to the terms and conditions of the applicable award agreements. In light of the election of each of our Executive Chairman and Chief Executive Officer to receive their annual incentive compensation entirely in RSUs for 2012, the Compensation Committee determined the number of RSUs granted to our Executive Chairman and Chief Executive Officer by dividing the total dollar value designated by the Compensation Committee to be paid to the officer in RSUs by 85% of the average of the closing prices of our Common Stock over the first two-week period in the month of March 2013 (which was $2.87). The number of RSUs granted to our other executive officers was determined by dividing the total dollar value designated by the Compensation Committee to be paid to the officer in RSUs by the average of the closing prices of our Common Stock over the first two-week period in the month of March 2013 (which was $3.38).

  Other Compensation.

        Historically, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. However, we do not generally provide pension arrangements, post-retirement health coverage or similar benefits to our executive officers or employees. The primary perquisites we provide are housing subsidies, insurance premiums, personal security and /or transportation. The Company maintains corporate apartments that are available for use by employees, including our named executive officers, for business purposes, including when traveling for business or as temporary housing in the case of relocation. During 2012, Mr. Levi received housing and tuition subsidies while he was performing duties for the Company abroad. In addition, we provide each of Mr. Gooch and Mr. Heffron with the use of a car and a driver for business purposes, which may be used by them from time to time for personal transportation. We believe that these additional benefits assist our executives in performing their duties and provide them with time efficiencies and security. All present and future practices regarding perquisites and other personal benefits for our named executive officers will be subject to periodic review by our Compensation Committee. For a discussion of potential severance payments to our named executive officers, see the section titled "Potential Payments upon Termination or Change-in-Control" contained herein.

        We offer medical, dental, life insurance and short-term disability to all employees on a non-discriminatory basis. We provided each of our executive officers with a group personal excess liability policy that generally provides between $10 million and $25 million of additional liability protection for which the premiums were less than $6,000 for each officer.

OTHER GUIDELINES AND PROCEDURES AFFECTING COMPENSATION FOR NAMED EXECUTIVE OFFICERS

        Share-Based Compensation—Procedures Regarding Committee Approval and Delegation of Authority.    The Compensation Committee approves all grants of stock-based compensation to our Executive Chairman, our Chief Executive Officer and all of our other named executive officers who are subject to Section 16(b) of the Exchange Act.

        For 2012, the Compensation Committee delegated to Michael Gooch, our Executive Chairman, and Colin Heffron, our Chief Executive Officer, the authority to make and approve specific awards to employees, other than those who are executive officers, from a pre-determined pool of equity based awards. While the Compensation Committee may delegate specific grant-making authority to our Executive Chairman and our Chief Executive Officer except with respect to the senior officers described above), the Committee reviews such grants and oversees the administration of the program. For 2012, the Compensation Committee approved a pool of RSU awards to be available for grant to non-executive officers with a dollar value (measured as of each applicable grant date) not to exceed $43.8 million. For 2013, the Compensation Committee has approved a pool of RSU awards with a dollar value (measured as of each applicable grant date) not to exceed $30.0 million, which will be available for grant only to non-executive officers.

        Share-Based Compensation—Procedures Regarding Timing and Pricing of Awards.    It is the policy of the Company and the Compensation Committee that all grants of share-based awards to our named executive officers must be appropriately authorized, calculated, approved and granted. Our policy is to make grants of equity-based compensation only at current market prices or based on pre-determined average prices for a fixed period preceding the grant date. It is also our policy to make grants only on the last day of a month. With regard to annual grants to our named executive officers that form part of their annual incentive compensation, it is our policy to make such grants on the last day of the month in which any annual cash bonus is paid to the executive.

        Our granting policy is designed to make stock awards in a manner such that they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of awards to new executives in coordination with the release of material non-public information and, instead, these grants, like all other grants, have grant dates corresponding to the last day of the month in which such grant was approved.

        We follow the same procedures regarding the timing of grants to our named executive officers as we do for all other participants.

        Share-Based Compensation—Procedures Regarding Trading.    It is the policy of the Company that officers, directors and employees, including named executive officers, be prohibited from purchasing or selling Company stock while such person is in possession of material non-public information about us. Pursuant to our insider trading policy, trades by officers, directors and employees are prohibited during certain blackout periods, and approval by the office of the General Counsel is required prior to any trade by such person. In addition, officers, directors and employees are prohibited from engaging in certain speculative trading activities with regard to Company stock, such as short sales of Company stock, transactions in derivatives of Company stock, short-term trading of Company stock, or the purchase of Company stock on margin.

        Role of Executive Officers and External Consultants in Determining Executive Compensation.    The Compensation Committee oversees the administration of executive compensation plans, including the design, performance objectives and award opportunities for the executive incentive programs, and certain employee benefits. The Compensation Committee has the authority to determine and approve all compensation and awards to our Executive Chairman and our Chief Executive Officer. The Compensation Committee makes recommendations to the full Board of Directors with regard to the compensation and awards for all other members of our Global Strategy Committee who are not "covered employees" subject to deduction limits under Section 162(m) of the Code. Our Executive Chairman, Chief Executive Officer and Chief Financial Officer assist the Compensation Committee in making their recommendations with regard to the compensation and awards for the members of our Global Strategy Committee. For 2012, both of the Executive Chairman and the Chief Executive Officer reviewed, evaluated and discussed the performance of each member of our Global Strategy Committee with the Compensation Committee and provided his own recommendations regarding the bonus and incentive compensation to be paid to each such executive. As previously discussed, the Compensation Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to our Executive Chairman and Chief Executive Officer the authority to make and approve specific awards to employees other than executive officers. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

        In determining total compensation and allocating the elements of total compensation for our named executive officers, individually and as a group, the Compensation Committee may be periodically assisted by an external consultant retained by the Compensation Committee. However, during 2012, the Compensation Committee did not retain or use any external consultants.

        Equity Compensation Retention Guidelines.    The Compensation Committee has adopted an Equity Compensation Retention Guideline for our executive officers, including our named executive officers, to help ensure they maintain an economic stake in the Company. The guidelines provide that all executive officers with retained equity compensation holdings with a market value of greater than $500,000 cannot sell more than 30% of the vested shares they received from the lapse of RSUs or the exercise of stock options in any single quarter. The guidelines provide that the Chief Executive Officer can exercise his discretion to allow an exception to these guidelines in exceptional circumstances where an executive has a particular need for portfolio diversification or liquidity.

        The Role of Shareholder Say-on-Pay Votes.    At the 2011 annual meeting, the Company provided its shareholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers (a "say-on-pay proposal"). A substantial majority (approximately 80%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirmed our stockholder's support of the Company's approach to executive compensation. As a result, the Compensation Committee did not materially change its executive compensation program in 2012. In addition, at the 2011 annual meeting, approximately 60% of the votes cast were in favor of holding an advisory vote on executive compensation every three years. The Compensation Committee reviewed these results and determined that our shareholders should vote on a say-on-pay proposal every three years. Accordingly, the next say-on-pay vote will be at our 2014 annual meeting. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the named executive officers.

        Risk Analysis of Compensation Policies.    The Compensation Committee has reviewed our overall compensation policies and practices to determine whether those policies and practices are reasonably likely to have a material adverse effect on us, as well as whether such policies and practices create appropriate incentives. In conducting its analysis, the Compensation Committee considered each element of our overall compensation program and believes that the mix and design of the elements of our employee compensation program does not motivate imprudent risk taking since it encourages employees to remain focused on both the short-term and long-term goals of the Company. Accordingly, the Compensation Committee concluded that our overall compensation policies and practices are not likely to have a material adverse effect on us.

TAX AND ACCOUNTING CONSIDERATIONS

        Tax Deductibility.    It is the Compensation Committee's intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. Section 162(m) of the Code imposes limits on the amount of compensation paid to named executive officers (other than chief financial officers) that can be deductible in any particular year unless such compensation is eligible for deduction under Code Section 162(m). At this time, all compensation paid to our named executive officers is intended to be deductible under Code Section 162(m).

        Excise Taxes on Parachute Payments.    We consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our named executive officers, which might have the effect of frustrating the purpose(s) of such compensation. Code Sections 280G and 4999 provide, respectively, that any "excess parachute payments" made in connection with a change-in-control of the Company will be nondeductible by the Company and will result in a 20% excise tax to the recipient. Each of our named executive officers, other than Mr. Gooch, have employment agreements that provide for the payment of benefits if their employment is terminated in certain circumstances following a change-in-control. We may also enter into a similar agreement with Mr. Gooch in the future. In the event that any of our named executive officers were to receive an "excess parachute payment" under their existing employment agreements, such agreements do not provide for any tax protection for them in the form of a gross-up payment.

        Deferred Compensation.    Amounts that are deferred or which become vested under our nonqualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which imposes restrictions on the timing of elections to defer income, and the time and form of payment of deferred compensation. Failure to comply with Code Section 409A results in accelerated income inclusion for the recipient of deferred compensation, as well as a 20% additional tax and additional interest penalties. We believe that our plans and employment agreements that are subject to Code Section 409A comply with Code Section 409A.

        Accounting.    In making decisions about executive compensation, the Compensation Committee also considers how various elements of compensation will affect our financial reporting. For example, we consider the impact of ASC 718, which requires the Company to recognize compensation expense relating to equity awards (including RSUs) based upon the grant date fair value of those awards.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

        Submitted by the Compensation Committee of the Board:

  Richard Magee, Chair
  Frank Fanzilli
  John Ward

SUMMARY COMPENSATION TABLE

        The following table provides certain summary information concerning all compensation earned for the years ended December 31, 2012, 2011 and 2010 by our Chief Executive Officer, our Chief Financial Officer and the four most highly compensated executive officers of the Company (other than the Chief Executive Officer and Chief Financial Officer) serving as of December 31, 2012 (collectively, the "named executive officers"). All dollar amounts are in U.S. dollars.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Gooch	2012	925,000	—	578,461	128,055	1,631,516
Executive Chairman	2011	912,500	—	1,248,755	206,829	2,368,084
	2010	850,000	—	—	139,455	989,455
Colin Heffron	2012	700,000	—	2,186,583	124,847	3,011,430
Chief Executive Officer	2011	700,000	—	2,622,388	131,797	3,454,185
	2010	700,000	—	2,101,208	117,285	2,918,493
James Peers	2012	400,000	325,000	221,468	62,907	1,009,375
Chief Financial Officer	2011	391,667	450,000	265,327	35,036	1,142,030
	2010	350,000	500,000	758,768	66,568	1,675,336
Ronald Levi	2012	600,000	600,000	974,449	385,069	2,559,518
Chief Operating Officer	2011	600,000	900,000	1,167,441	361,990	3,029,431
	2010	600,000	1,000,000	2,217,946	340,221	4,158,167
J. Christopher Giancarlo	2012	400,000	200,000	196,859	3,297	800,156
Executive Vice President	2011	400,000	250,000	212,261	3,241	865,502
	2010	375,000	250,000	148,716	2,487	776,203
Scott Pintoff	2012	400,000	200,000	196,859	3,297	800,156
General Counsel and Corporate	2011	400,000	250,000	212,261	3,250	865,511
Secretary	2010	375,000	250,000	148,716	2,499	776,215

(1)
The principal position for each named executive officer is the position held on April 12, 2013.

(2)
Represents the base salary paid to such named executive officer for 2012, 2011 and 2010, respectively.

(3)
Represents the cash portion of the annual incentive compensation paid to such named executive officer for 2012, 2011 and 2010, respectively, which amounts were paid in the first quarter of the following year.

(4)
The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs granted to the named executive officers by the Company in each year referenced in the table above, as computed in accordance with ASC 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For grants that vest based only on continued service to the Company, the grant date fair value is determined based on the closing price-per-share of Common Stock on the grant date as reported on the NASDAQ for grant dates prior to October 5, 2010 and as reported on the NYSE for grant dates on and after October 5, 2010. These grants comprise part of such named executive officer's annual incentive compensation for the calendar year prior to the year in which such grant was made, as discussed in the Compensation Discussion and Analysis, above. These grants were made on March 31, 2010, March 31, 2011 and March 31, 2012 and do not include any awards made in 2013 as part of the 2012 Bonus Program. For further information on our accounting for share-based compensation, including the assumptions used, see notes 2 and 12 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2012.

(5)
The chart and footnotes below describe the benefits and perquisites for 2012 contained in the "All Other Compensation" column above.

Name	Insurance(a) ($)	Automobile and Driver(b) ($)	Housing Expenses(c) ($)	Tuition(d) ($)	Other ($)		Total ($)
Michael Gooch	5,707	97,305	25,043	—	—		128,055
Colin Heffron	4,901	119,946	—	—	—		124,847
James Peers	3,297	—	—	—	59,610	(e)	62,907
Ronald Levi	3,297	—	329,021	39,394	13,357	(f)	385,069
J. Christopher Giancarlo	3,297	—	—	—	—		3,297
Scott Pintoff	3,297	—	—	—	—		3,297

(a)
We offer term life insurance to all U.S. employees in an amount equal to two times total compensation up to a maximum benefit of $1.5 million and in the U.K. equal to four times base salary up to a maximum benefit of 549,600 GBP. The premium cost for this coverage is paid by the Company. In addition, during 2012, the Company paid the premiums for certain excess liability insurance for each of the named executive officers.

(b)
Mr. Gooch and Mr. Heffron are provided with the use of a dedicated car and driver. Although the Company provides this benefit to enhance the security and efficiency of travel of Mr. Gooch and Mr. Heffron, SEC rules require that costs of commuting and other use not directly and integrally related to our business be disclosed as compensation to the executive. The amounts reported above are the portion of the annual lease valuation or depreciation, if applicable, annual driver compensation, fuel, maintenance and parking allocated to commuting or other personal use.

(c)
Represents amounts paid for housing expenses while a named executive officer was performing duties for the Company abroad or for certain incidental use of corporate housing.

(d)
Represents amounts paid for tuition for the schooling of children of a named executive officer while such officer was performing duties for the Company abroad.

(e)
Represents amounts paid to Mr. Peers in 2012 for dividends he would have received on shares from vested RSUs for which he deferred receipt.

(f)
Represents amounts paid for certain travel expenses of family members of the named executive officer and certain professional tax advisory fees.

GRANT OF PLAN-BASED AWARDS

        The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2012.

Name	Grant Date(1)	Approval Date(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value(4)
Michael Gooch, Executive Chairman	3/31/2012	2/8/2012	153,846	578,461
Colin Heffron, Chief Executive Officer	3/31/2012	2/8/2012	581,538	2,186,583
James Peers, Chief Financial Officer	3/31/2012	2/8/2012	58,901	221,468
Ronald Levi, Chief Operating Officer	3/31/2012	2/8/2012	259,162	974,449
J. Christopher Giancarlo, Executive Vice President	3/31/2012	2/8/2012	52,356	196,859
Scott Pintoff, General Counsel and Corporate Secretary	3/31/2012	2/8/2012	52,356	196,859

(1)
Pursuant to the Company's policies, the grant date for any award is the last day of the month in which the award is to be granted.

(2)
Represents the date that the Compensation Committee approved the dollar value of the share-based compensation component of such named executive officers annual incentive compensation.

(3)
Represents RSUs granted in 2012 to such named executive officers as the share-based compensation component of such named executive officers annual incentive compensation for 2011. The manner in which the Company determines the number of RSUs that are granted is discussed in detail in this Proxy Statement under the caption "Compensation Discussion and Analysis."

(4)
Represents the fair value in accordance ASC 718 as of the grant date, disregarding for this purpose the estimate of the forfeitures related to service-based vesting conditions, which was $3.76, the closing stock price of our Common Stock on March 30, 2012. For further information on our accounting for share-based compensation, including the assumptions used, see notes 2 and 12 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2012.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael Gooch,
Executive Chairman						320,513	1,038,462
James Peers,
Chief Financial Officer						138,871	449,942
Colin Heffron,	2/1/2004	42,108	—	2.97	2/1/2014
Chief Executive Officer	2/1/2004	52,632	—	5.25	2/1/2014
						1,054,926	3,417,960
Ronald Levi,	1/1/2004	210,528	—	2.97	1/1/2014
Chief Operating Officer						545,219	1,766,510
J. Christopher Giancarlo,	7/1/2002	112,000	—	2.97	6/30/2014
Executive Vice President						89,419	289,718
Scott Pintoff,
General Counsel and
Corporate Secretary						89,419	289,718

(1)
As of December 31, 2012, the unvested RSUs for each of our named executive officers were due to vest on the following dates:

Mr. Gooch	A) a 2011 grant with 82,089 RSUs that vested on March 31, 2013 and 84,578 RSUs that will vest on March 31, 2014; and
B) a 2012 grant with 50,769 RSUs that vested on March 31, 2013, 50,769 RSUs that will vest on March 31, 2014 and 52,308 RSUs that will vest on March 31, 2015.
Mr. Peers	A) a 2010 grant with 44,557 RSUs that vested on March 31, 2013 (Mr. Peers had previously elected to defer the receipt of these shares until September 1, 2015);
B) a 2011 grant with 17,442 RSUs that vested on March 31, 2013 and 17,971 RSUs that will vest on March 31, 2014; and
C) a 2012 grant with 19,437 RSUs that vested on March 31, 2013, 19,437 that vests on March 31, 2014, and 20,027 RSUs that vest on March 31, 2015.
Mr. Heffron	A) a 2010 grant with 123,388 RSUs that vested on March 31, 2013;
B) a 2011 grant with 172,388 RSUs that vested on March 31, 2013 and 177,612 RSUs that will vest on March 31, 2014; and
C) a 2012 grant with 191,907 RSUs that will vest on March 31, 2013, 191,908 RSUs that will vest on March 31, 2014 and 197,723 RSUs that will vest on March 31, 2015.

Mr. Levi	A) a 2010 grant with 130,243 RSUs that will vest on March 31, 2013;
B) a 2011 grant with 76,744 RSUs that will vest on March 31, 2013 and 79,070 RSUs that will vest on March 31, 2014; and
C) a 2012 grant with 85,523 RSUs that vested on March 31, 2013, 85,523 RSUs that will vest on March 31, 2014, and 88,116 RSUs that will vest on March 31, 2015.
Mr. Giancarlo	A) a 2010 grant with 8,733 RSUs that vested on March 31, 2013
B) a 2011 grant with 13,953 RSUs that will vest on March 31, 2013 and 14,377 RSUs that will vest on March 31, 2014; and
C) a 2012 grant with 17,277 RSUs that vested on March 31, 2013, 17,277 RSUs that will vest on March 31, 2014 and 17,802 RSUs that will vest on March 31, 2015.
Mr. Pintoff	A) a 2010 grant with 8,733 RSUs that vested on March 31, 2013;
B) a 2011 grant with 13,953 RSUs that vested on March 31, 2013 and 14,377 RSUs that will vest on March 31, 2014; and
C) a 2012 grant with 17,277 RSUs that vested on March 31, 2013, 17,277 RSUs that will vest on March 31, 2014 and 17,802 RSUs that will vest on March 31, 2015.
(2)
Based on the closing market price of our Common Stock on December 31, 2012 of $3.24 per share.

OPTION EXERCISE AND STOCK VESTED

        The following table sets forth certain information concerning options exercised and RSUs that vested during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(1)(2)
Michael Gooch,	—	—	82,089		308,655
Executive Chairman of the Board
Colin Heffron,	—	—	463,264		1,705,073
Chief Executive Officer
James Peers,	—	—	99,738	(3)	375,015
Chief Financial Officer
Ronald Levi,	—	—	294,273		1,106,466
Chief Operating Officer
J. Christopher Giancarlo,	—	—	41,955		157,751
Executive Vice President
Scott Pintoff,	—	—	41,955		157,751
General Counsel and Corporate
Secretary

(1)
Amount represents the number of shares of Common Stock and the value realized upon vesting before any tax withholding due to such vesting.

(2)
We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

(3)
Mr. Peers deferred the receipt of 39,051 and 43,246 of these shares until September 1, 2014 and September 1, 2015, respectively.

NON-QUALIFIED DEFERRED COMPENSATION

        The Company permits employees, on an individual basis, to elect to defer the receipt of Common Stock deliverable upon the vesting of RSUs. If elected, the number of shares of Common Stock otherwise deliverable to such employee on the vesting date will be delivered at a future date selected by such employee. Therefore, the value of the deferred compensation under this election ultimately depends on the value of the Company's Common Stock. The following table sets forth information as of December 31, 2012 with respect to the dollar value of certain shares of Common Stock issuable upon the vesting of RSUs for which our named executive officers have elected to defer receipt upon vesting.

Name	Executive Contributions During 2012(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions(3)	Aggregate Balance at December 31, 2012(4)
James Peers	$309,437	$(210,174)	$(54,757)	$787,861

(1)
The amount reported in this column represents the value of certain RSUs deferred by Mr. Peers on March 31, 2012, the vesting date of such RSUs, which was $3.76, the closing market price of our Common Stock on such date. Other outstanding grants of RSUs are not reported in this table because they are not yet vested. If payment in respect of RSUs is deferred beyond the vesting date, such awards will be disclosed in this table at that time.

(2)
The amount reported in this column represents the product of the number of deferred RSUs and the difference between the closing market price of our Common Stock on December 31, 2012 of $3.24 per share and (i) for deferred RSU's that have vested prior to 2012, the closing market price of our Common Stock on December 31, 2011 ($4.12) and (ii) for RSU's that vested on March 31, 2012, the closing market price of our Common Stock on March 31, 2012 ($3.76).

(3)
The amount reported in this column represents the value of 6,453, 6,453, and 6,650 RSUs that were due to vest on March 31, 2008, 2009 and 2010, respectively. Mr. Peers deferred receipt of these RSUs until September 1, 2012.

(4)
These vested and undelivered RSUs were previously reported in the Summary Compensation Table as follows: 23,880, 17,941, 75,804 and 43,245 RSUs for the fiscal years ending December 31, 2006, 2008, 2009 and 2010, respectively. The 19,556 RSUs that were previously reported in the Summary Compensation Table for the fiscal year ending December 31, 2007 were delivered in the fiscal year ending December 31, 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        We have entered into certain agreements with our named executive officers and maintain certain plans that may require us to provide compensation to such executives in the event of a qualifying termination of their employment or a change-in-control of the Company. To receive severance benefits following a change-in-control, the employment agreements with our named executive officers specify that there must be two triggering events, a change-in-control of the Company and a subsequent termination of the executive officer's employment without cause or by the named executive officer for good reason. Such triggering events were designed to achieve the Company's dual interest in retention and minimizing the potential cost to the Company of a change-in-control. The double-trigger ensures that we will become obligated to make payments under the change-in-control provisions contained in the employment agreements of certain of our named executive officers only if their employment actually terminates as a result of the change-in-control. In addition, the Company has agreed to pay a stay bonus (as described below) to each of Messrs. Giancarlo and Pintoff that is intended to ensure the Company has the benefit of their continued service in the period leading up to a change-in-control and for a period of six months following such change-in-control.

        Disability Agreement with Executive Chairman.    On December 30, 2004, we entered into an agreement (the "Disability Agreement") regarding our obligations to Mr. Gooch, our Executive Chairman, if he is terminated following a permanent disability. "Permanent disability" is defined as Mr. Gooch's physical or mental illness, disability or impairment that prevents Mr. Gooch from continuing the performance of his normal duties and responsibilities for a period in excess of six consecutive months. A written determination of two qualified physicians shall be conclusive evidence of whether a "permanent disability" has occurred.

        This agreement provides that if Mr. Gooch is terminated due to his "permanent disability" then he (or his personal representative, as the case may be) shall be entitled to receive the following benefits:

  •
  salary and bonus continuation for the three year period following the termination date, at a rate equal to the rate of his base salary and bonus for the last full fiscal year immediately preceding such termination (including the cash value of any equity awards in such year), and

  •
  coverage under our medical, dental and life insurance plans for the three year period following the termination date on the same terms as such plans are made available to our most senior salaried officers generally.

        Assuming Mr. Gooch's employment was terminated as of December 31, 2012 by reason of a "permanent disability", as defined in the Disability Agreement, Mr. Gooch would have been entitled to receive approximately $4,275,000 in salary and bonus continuation. In addition, the continuation of insurance, described above, would be valued at approximately $54,182 based on the historical cost of such benefits during 2012.

        Employment Agreement with Chief Executive Officer.    We entered into an employment agreement with Mr. Heffron, our Chief Executive Officer, on April 30, 2007. This agreement continues until December 31, 2013, unless earlier terminated in accordance with its terms, and automatically renews for one-year periods unless the parties deliver notice of their desire not to renew for a subsequent term. Pursuant to the terms of this agreement, Mr. Heffron is entitled to an annual base salary of $700,000 and a discretionary bonus as may be determined by the Compensation Committee. In addition, Mr. Heffron will be entitled to certain fringe benefits, for which the Company, in its discretion, shall not have to pay in excess of $110,000 per year.

        The agreement also provides for severance payments to Mr. Heffron in the event that (i) his employment is terminated by the Company for any reason other than for "cause" or (ii) Mr. Heffron terminates his employment with the Company (a) for "good reason" or (b) following notice from the Company that his agreement will not be renewed following the end of the term. The terms "cause" and

"good reason" are defined in the agreement. The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination, (ii) any unpaid bonus for the prior year, if any, that the Company has declared earned, and (iii) a cash payment equal to (a) two times the sum of Mr. Heffron's annual base salary (three times annual base salary in the event the termination occurs within one year following a change-in-control, as defined in the agreement) plus (b) two times the average annual bonus earned during the two most recently completed fiscal years. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Heffron under the Company's medical plans for two years following termination. Finally, any RSUs or stock options that have been granted to Mr. Heffron that are subject to vesting based solely on Mr. Heffron's continued employment that are then unvested shall immediately vest upon such a termination and, if applicable, become exercisable and shall generally remain exercisable for a period of three months following the date of termination.

        This agreement also provides for severance payments to Mr. Heffron in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to Mr. Heffron's annual bonus from the prior year pro-rated based on the number of days Mr. Heffron has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Heffron under the Company's medical plans for two years following termination.

        This agreement also contains post-termination restrictions on certain competitive activities. During the term of his employment and for a period of up to twenty-four months following his termination of employment, Mr. Heffron is subject to both a non-competition and non-solicitation (of customers and Company employees) covenant.

        Assuming Mr. Heffron's employment was terminated as of December 31, 2012, (i) without "cause", as defined in the employment agreement, (ii) by Mr. Heffron for "good reason" as defined in the employment agreement, or (iii) following notice from the Company that his contract will not be renewed following the end of the term, Mr. Heffron would have been entitled to receive approximately $5,390,000, which is comprised of a lump sum payment of two times Mr. Heffron's annual base salary, plus two times the average annual bonus earned during the two most recently completed fiscal years. In the case such termination occurred within one year following a change-in-control, Mr. Heffron would have been entitled to receive an additional $700,000, representing an additional year of Mr. Heffron's annual base salary. Mr. Heffron would also be entitled to continuation of health coverage for two years, as described above, which would be valued at approximately $32,521 based on the historical cost of such benefits during 2012. Finally, 1,054,926 RSUs held by Mr. Heffron that were unvested as of December 31, 2012 would have become vested and all vested stock options would generally remain exercisable for a period of three months following termination. The value of these RSUs based on the closing price of our Common Stock on December 31, 2012 would have been $3,417,960.

        Assuming Mr. Heffron's employment was terminated by the Company as of December 31, 2012 by reason of his death or disability, Mr. Heffron would be entitled to receive approximately $1,890,000, which is comprised of a cash payment equal to Mr. Heffron's annual bonus from the prior year pro-rated based on the number of days Mr. Heffron had been employed in the year of such termination. Such amount would also include any accrued but unpaid base salary and expenses. Mr. Heffron would also be entitled to continuation of health coverage for two years, as described above, which would be valued at approximately $32,521 based on the historical cost of such benefits during 2012.

        Employment Agreement with Chief Financial Officer.    We entered into an employment agreement with Mr. Peers, our Chief Financial Officer, on November 18, 2002. This agreement has an indefinite term, subject to termination of the agreement by either party upon six months' notice. Mr. Peers is currently paid an annual salary of $400,000 and his employment agreement provides for continued participation in all compensation and benefit plans.

        Mr. Peers' employment agreement provides for the payment of benefits if we terminate his employment without "cause", as defined in the agreement. Upon such termination, Mr. Peers would be entitled to receive:

  •
  a salary continuation benefit for a period of up to six months, which would be reduced by any portion of the notice period in which he is not requested to work and

  •
  an amount in lieu of discretionary bonus equal to (x) such bonus, if any, paid for the fiscal year immediately preceding the year in which employment is terminated, multiplied by (y) a fraction, the numerator of which is the number of days of employment during the fiscal year in which employment was terminated, and the denominator of which is 365.

        This agreement also provides that, upon resignation with "good reason" within six months following a "change-in-control," Mr. Peers will generally be entitled to receive the following benefits:

  •
  a lump sum payment in an amount equal to twelve months base salary, minus applicable withholdings and deductions;

  •
  the cost of maintaining health and dental insurance coverage for the earlier of six months after the termination of employment or until he secures new employment;

  •
  all employee or incentive stock options granted to him which are outstanding and unexercised on the date of termination of employment will become fully vested and such stock options will continue to be exercisable at any time within the one year period following the date of termination; and

  •
  an amount in lieu of discretionary bonus equal to (x) such bonus, if any, paid for the fiscal year immediately preceding the year in which such employment is terminated, multiplied by (y) a fraction, the numerator of which is the number of days of employment during the fiscal year in which employment was terminated, and the denominator of which is 365.

        The terms "good reason" and "change-in-control" are defined in the agreement.

        This agreement also provides for severance payments to Mr. Peers in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to Mr. Peers' annual bonus from the prior year pro-rated based on the number of days Mr. Peers has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned.

        The agreement requires Mr. Peers to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of employment.

        Assuming Mr. Peers' employment was terminated as of December 31, 2012, without "cause", as defined in the agreement, and without any notice period during which Mr. Peers did not work, Mr. Peers would have been entitled to receive approximately $200,000 in base salary continuation. In addition, Mr. Peers would have been entitled to a payment of $675,000 in lieu of a discretionary bonus, which is comprised of a cash payment equal to Mr. Peers' annual bonus from the prior year pro-rated based on the number of days Mr. Peers had been employed in the year of such termination.

        Assuming Mr. Peers resigned for "good reason" as of December 31, 2012 following a "change-in-control" in the prior six months, Mr. Peers would have been entitled to a lump sum payment of $1,075,000, which is comprised of the lump sum payment of twelve months base salary and the payment in lieu of a discretionary bonus described above. In addition, the continuation of insurance for six months, described above, would be valued at approximately $8,130 based on the historical cost of such benefits during 2012. Mr. Peers does not currently have any stock options.

        Assuming Mr. Peers' employment was terminated by the Company as of December 31, 2012 by reason of his death or disability, Mr. Peers' would be entitled to receive approximately $675,000, which is comprised of a cash payment equal to Mr. Peers' annual bonus from the prior year pro-rated based on the number of days Mr. Peers had been employed in the year of such termination. Such amount would also include any accrued but unpaid base salary and expenses.

        Employment Agreement with Chief Operating Officer.    We entered into an employment agreement with Mr. Levi, our Chief Operating Officer, on August 20, 2008, as amended on December 31, 2008 and March 30, 2009. This agreement, as amended, continues until July 31, 2013, unless earlier terminated in accordance with its terms, and automatically renews for one-year periods unless the parties deliver notice of their desire not to renew for a subsequent term. Pursuant to the terms of this agreement, Mr. Levi is entitled to an annual base salary of $600,000 and a discretionary bonus as may be determined by the Compensation Committee, provided that Mr. Levi's total compensation, including equity grants, shall not be less than $2,700,000 during each calendar-year period during the term, pro-rated for any partial calendar years during the term. The amount of such guaranteed compensation is contingent upon the Company achieving certain predetermined objective performance criteria. Mr. Levi has waived payment of this guarantee in each of 2011 and 2012. In addition, Mr. Levi is entitled to certain fringe benefits, not to exceed $400,000 per year.

        The agreement also provides for severance payments to Mr. Levi in the event that (i) his employment is terminated by the Company for any reason other than for "cause" or (ii) Mr. Levi terminates his employment with the Company for "good reason". The terms "cause" and "good reason" are defined in the agreement. The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination, (ii) any unpaid bonus for the prior year, if any, that the Company has declared earned, and (iii) a cash payment equal to the remaining guaranteed compensation, if any, payable under the agreement if the Code Section 162(m) goals applicable to other executive officers of the Company for the twelve (12) month period that includes the date of termination are achieved. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Levi under the Company's medical plans for twelve months following termination. Finally, any RSUs or stock options that have been granted to Mr. Levi that are subject to vesting based solely on Mr. Levi's continued employment that are then unvested shall immediately vest upon such a termination and, if applicable, become exercisable and shall generally remain exercisable for a period of three months following the date of termination. Mr. Levi's agreement does not provide for any additional severance payments in the event his employment is terminated following a change-in-control.

        This agreement also provides for severance payments to Mr. Levi in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to a pro-rated portion of the guaranteed compensation payable for the year in which such termination occurs based on the number of days Mr. Levi has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Levi under the Company's medical plans for two years following termination.

        This agreement contains post-termination restrictions on certain competitive activities. During the term of his employment and for a period of up to twelve months following his termination of employment, Mr. Levi is subject to both a non-competition and non-solicitation (of customers and Company employees) covenant.

        Assuming Mr. Levi's employment was terminated as of December 31, 2012, (i) without "cause", as defined in the employment agreement or (ii) by Mr. Levi for "good reason" as defined in the employment agreement and assuming that certain performance goals have been achieved, Mr. Levi would have been entitled to receive approximately $2,450,000, which is comprised of a lump sum payment of the amount of the remaining guaranteed compensation under the agreement. Mr. Levi would also be entitled to continuation of health coverage for one year, as described above, which would be valued at approximately $47,207 based on the historical cost of such benefits during 2012. Finally, 545,219 RSUs held by Mr. Levi that were unvested as of December 31, 2012 would have become vested and all vested stock options would generally remain exercisable for a period of three months following termination. The value of these RSUs based on the closing stock price of our Common Stock on December 31, 2012 would have been $1,766,510.

        Assuming Mr. Levi's employment was terminated by the Company as of December 31, 2012 by reason of his death or disability, Mr. Levi would be entitled to receive approximately $1,125,000, which is comprised of a cash payment equal to the pro-rated portion of his guaranteed compensation payable for the year of such termination. In addition, Mr. Levi will be paid any accrued but unpaid base salary and expenses. Mr. Levi would also be entitled to continuation of health coverage for two years, as described above, which would be valued at approximately $94,414 based on the historical cost of such benefits during 2012.

        Employment Agreement with Executive Vice President.    We entered into an employment agreement with Mr. Giancarlo, our Executive Vice President, on March 26, 2007. This agreement continues until February 28, 2014 and automatically renews for one-year periods thereafter unless the parties deliver notice of their desire not to renew for a subsequent term or unless earlier terminated in accordance with its terms. Pursuant to the terms of this agreement, Mr. Giancarlo currently receives an annual base salary of $400,000 and a discretionary bonus as may be determined by the Compensation Committee.

        This agreement provides for a lump sum cash payment of $1,000,000 upon the occurrence of a "change-in-control". If Mr. Giancarlo voluntarily terminates his employment during the six (6) month transition period following a change-in-control for any reason other than due to the assignment of duties materially inconsistent with his duties and responsibilities immediately prior to the change in control, Mr. Giancarlo will be required to repay the stay bonus. The term "change-in-control" is defined in the agreement.

        The agreement also provides for severance payments to Mr. Giancarlo in the event that (i) his employment is terminated by the Company for any reason other than for "cause" or (ii) Mr. Giancarlo terminates his employment with the Company for "good reason". The terms "cause" and "good reason" are defined in the agreement. The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination and (ii) a cash payment equal to the greater of (a) the sum of Mr. Giancarlo's annual base salary and the average annual bonus (consisting of both cash and equity components) earned during the two most recently completed fiscal years and (b) the sum of the amount of Mr. Giancarlo's base salary that would be payable through the end of the remaining term and a prorated portion of the average annual bonus. In the event the termination occurs within one year following a "change-in-control", as defined in the agreement, the severance amount would be equal to two times Mr. Giancarlo's annual base salary plus a prorated portion of the average annual bonus based on the number of days that have elapsed as of the date of termination during the relevant calendar year. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Giancarlo under the Company's medical plans for the longer of the remainder of the term or one year following termination. Finally, any RSUs that have been granted to Mr. Giancarlo as part of any annual bonus shall immediately vest.

        This agreement also provides for severance payments to Mr. Giancarlo in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to Mr. Giancarlo's annual bonus from the prior year pro-rated based on the number of days Mr. Giancarlo has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Giancarlo under the Company's medical plans for one year following termination.

        This agreement also contains post-termination restrictions on certain competitive activities. During the term of his employment and for a period of up to twelve months following his termination of employment, Mr. Giancarlo is subject to both a non-competition and non-solicitation (of customers and Company employees) covenant.

        Assuming Mr. Giancarlo's employment was terminated as of December 31, 2012, (i) without "cause", as defined in the employment agreement or (ii) by Mr. Giancarlo for "good reason" as defined in the employment agreement, Mr. Giancarlo would have been entitled to receive approximately $850,000, which is comprised of a lump sum payment of Mr. Giancarlo's annual base salary during 2012, plus the average annual bonus earned during the two most recently completed fiscal years. In the case such termination occurred within one year following a change-in-control, Mr. Giancarlo would have been entitled to receive $1,250,000, which is comprised of a lump sum payment of two years of Mr. Giancarlo's base salary plus the average annual bonus. In addition, Mr. Giancarlo would be entitled to continuation of health coverage for the longer of the remainder of the term or one year, as described above, which would be valued at approximately $16,261 based on the historical cost of such benefits during 2012. Finally, 89,419 RSUs held by Mr. Giancarlo that were unvested as of December 31, 2012 would have become vested and all vested stock options would generally remain exercisable for a period of three months following termination. The value of these RSUs based on the closing price of our Common Stock on December 31, 2012 would have been $289,718.

        Assuming Mr. Giancarlo's employment was terminated by the Company as of December 31, 2012 by reason of his death or disability, Mr. Giancarlo would be entitled to receive approximately $450,000, which is comprised of a cash payment equal to Mr. Giancarlo's annual bonus from the prior year pro-rated based on the number of days Mr. Giancarlo had been employed in the year of such termination. Such amount would also include any accrued but unpaid base salary and expenses. Mr. Giancarlo would also be entitled to continuation of health coverage for one year, as described above, which would be valued at approximately $16,261 based on the historical cost of such benefits during 2012.

        Employment Agreement with General Counsel and Corporate Secretary.    We entered into an employment agreement with Mr. Pintoff, our General Counsel and Corporate Secretary, on March 26, 2007. This agreement continues through February 28, 2014 and automatically renews for one-year periods thereafter unless the parties deliver notice of their desire not to renew for a subsequent term or unless earlier terminated in accordance with its terms. Pursuant to the terms of this agreement, Mr. Pintoff currently receives an annual base salary of $400,000 and a discretionary bonus as may be determined by the Compensation Committee.

        This agreement provides for a lump sum cash payment of $1,000,000 upon the occurrence of a "change-in-control". If Mr. Pintoff voluntarily terminates his employment during the six (6) month transition period following a change-in-control for any reason other than due to the assignment of duties materially inconsistent with his duties and responsibilities immediately prior to the change in control, Mr. Pintoff will be required to repay the stay bonus. The term "change-in-control" is defined in the agreement.

        The agreement also provides for severance payments to Mr. Pintoff in the event that (i) his employment is terminated by the Company for any reason other than for "cause" or (ii) Mr. Pintoff terminates his employment with the Company for "good reason". The terms "cause" and "good reason" are defined in the agreement. The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination and (ii) a cash payment equal to the greater of (a) the sum of Mr. Pintoff's annual base salary and the average annual bonus (consisting of both cash and equity components) earned during the two most recently completed fiscal years and (b) the sum of the amount of Mr. Pintoff's base salary that would be payable through the end of the remaining term and a prorated portion of the average annual bonus. In the event the termination occurs within one year following a "change-in-control", as defined in the agreement, the severance amount would be equal to two times Mr. Pintoff's annual base salary plus a prorated portion of the average annual bonus based on the number of days that have elapsed as of the date of termination during the relevant calendar year. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Pintoff under the Company's medical plans for the longer of the remainder of the term or one year following termination. Finally, any RSUs that have been granted to Mr. Pintoff as part of any annual bonus shall immediately vest.

        This agreement also provides for severance payments to Mr. Pintoff in the event that his employment is terminated by the Company by reason of his death or disability. The term "disability" is defined in the Agreement. The severance amount following termination by reason of death or disability includes (i) a cash payment equal to Mr. Pintoff's annual bonus from the prior year pro-rated based on the number of days Mr. Pintoff has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned. The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Pintoff under the Company's medical plans for one year following termination.

        This agreement also contains post-termination restrictions on certain competitive activities. During the term of his employment and for a period of up to twelve months following his termination of employment, Mr. Pintoff is subject to both a non-competition and non-solicitation (of customers and Company employees) covenant.

        Assuming Mr. Pintoff's employment was terminated as of December 31, 2012, (i) without "cause", as defined in the employment agreement or (ii) by Mr. Pintoff for "good reason" as defined in the employment agreement, Mr. Pintoff would have been entitled to receive approximately $850,000, which is comprised of a lump sum payment of Mr. Pintoff's annual base salary for 2012, plus the average annual bonus earned during the two most recently completed fiscal years. In the case such termination occurred within one year following a change-in-control, Mr. Pintoff would have been entitled to receive $1,250,000, which is comprised of a lump sum payment of two years of Mr. Pintoff's base salary plus the average annual bonus. In addition, Mr. Pintoff would be entitled to continuation of health coverage for the longer of the remainder of the term or one year, as described above, which would be valued at approximately $16,261 based on the historical cost of such benefits during 2012. Finally, 89,419 RSUs held by Mr. Pintoff that were unvested as of December 31, 2012 would have become vested and all vested stock options would generally remain exercisable for a period of three months following termination. The value of these RSUs based on the closing price of our Common Stock on December 31, 2012 would have been $289,718.

        Assuming Mr. Pintoff's employment was terminated by the Company as of December 31, 2012 by reason of his death or disability, Mr. Pintoff would be entitled to receive approximately $450,000, which is comprised of a cash payment equal to Mr. Pintoff's annual bonus from the prior year pro-rated based on the number of days Mr. Pintoff had been employed in the year of such termination. Such amount would also include any accrued but unpaid base salary and expenses. Mr. Pintoff would also be entitled to continuation of health coverage for one year, as described above, which would be valued at approximately $16,261 based on the historical cost of such benefits during 2012.

        Equity Compensation Plans.    Our Board may, in its discretion, determine if there should be accelerated vesting, cash outs or other adjustments to all or any grants made pursuant to either the 2004 Plan or the 2008 Equity Plan in the event of a change-in-control. Accordingly, unless so determined by the Board or as otherwise provided in individual employment agreements or grant agreements, the vesting of RSUs will not accelerate in connection with a change-in-control or other business combination. All outstanding options previously granted under prior compensation plans are currently vested.

DIRECTOR COMPENSATION

        The following table provides certain summary information concerning all compensation earned for the year ended December 31, 2012 by our non-executive directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Marisa Cassoni(2)	101,000	(3)	51,106	152,106
Frank Fanzilli(2)	76,000	(4)	51,106	127,106
Richard Magee(2)	72,000		51,106	123,106
John Ward(2)	91,000		51,106	142,106

(1)
Represents the aggregate grant date fair value of RSUs granted on January 31, 2012, as computed in accordance with ASC 718. The grant date fair value is determined based on the closing price-per-share as reported on the NYSE. These RSUs vested on January 31, 2013.

(2)
As of December 31, 2012, the unvested RSUs for each of our non-executive directors were due to vest on the following dates:

Marisa Cassoni	A) a January 31, 2012 grant with 33,333 RSUs that vested on January 31, 2013.
Frank Fanzilli	A) a January 31, 2012 grant with 15,453 RSUs that vested on January 31, 2013.
Richard Magee	A) a January 31, 2010 grant with 3,394 RSUs that vested on January 31, 2013.
B) a January 31, 2012 grant with 11,038 RSUs that vested on January 31, 2013.
John Ward	A) a January 31, 2012 grant with 11,038 RSUs that vested on January 31, 2013.
(3)
Ms. Cassoni elected to receive all of her cash fees in RSUs. Accordingly, on January 31, 2012, 22,295 RSUs were granted with a grant date fair value of $103,226, as computed in accordance with ASC 718. These RSUs vested on January 31, 2013. For purposes of determining the number of RSUs granted to Ms. Cassoni, we estimated the number of meetings to be held by the Board and each committee during fiscal 2012.

(4)
Mr. Fanzilli elected to receive $20,000 of his cash fees in RSUs. Accordingly, on January 31, 2012, 4,415 RSUs were granted with a grant date fair value of $20,441, as computed in accordance with ASC 718. These RSUs vested on January 31, 2013.

        Messrs. Gooch and Heffron, our Executive Chairman and Chief Executive Officer, respectively, are not compensated for their service as directors. All directors are reimbursed for any expenses incurred in attending Board and Board Committee meetings.

        The Board, upon the recommendation of its Compensation Committee, has adopted a compensation policy for non-executive directors (the "Policy"). Pursuant to the Policy, our non-executive directors are eligible to receive compensation comprised of (i) a cash retainer, (ii) meeting/chairperson fees, and (iii) an annual grant of RSUs. In the fiscal year ended December 31, 2012, each director who was not an executive of the Company received an annual retainer of $50,000 plus $1,000 for each Board meeting attended. Each non-executive director who is a member of a Board Committee also received $1,000 for each Board Committee meeting attended. In addition, the Chair of the Audit Committee received an additional annual fee of $20,000 and the Lead Non-Executive Director received an annual fee of $10,000. Each of the Chairs of the Compensation Committee and the Risk Policy Committee received an additional annual fee of $10,000. The Co-Chairs of the Board Credentialing and Corporate Governance Committee each received an additional annual fee of $5,000.

        The Policy provides that each non-executive director may elect to receive all or a portion of his/her cash retainer, meeting or chairperson fees in either cash, RSUs or a combination of both, provided that any election to receive RSUs must be made prior to the beginning of each year. Cash payments will be paid in quarterly installments in arrears. If a non-executive director elects to receive all or a portion of his/her fees and retainers in the form of RSUs, such RSUs will be granted in January of each year and will be based on the average of the closing prices of our Common Stock during the last two-week period in the month of grant and vest on January 31st of the year following such grant. We estimate the number of meetings for the year in order to determine the value of RSUs that will be granted. If such estimates fall short of the actual number of meetings, we pay any additional fees owed to non-executive directors in cash. If a director attends fewer meetings than the number estimated, such additional fees paid in RSUs will reduce the number of RSUs to be granted to such director the following year on a dollar for dollar basis.

        The Policy also provides that if there are any changes in the Chairmanship of any Committee that results in excess fees having been paid to a director during any year, then such excess fees will reduce the number of RSUs to be granted to such director the following year on a dollar for dollar basis. If such director no longer serves as a member of the Board in the following year, then the Compensation Committee may, in its discretion, require or waive the repayment of such excess fees.

        In 2012, Ms. Cassoni elected to receive all of her cash retainer, meeting and chairperson fees in the form of RSUs and Mr. Fanzilli elected to receive $20,000 of his cash fees in the form of RSUs. Therefore, as set forth in the table above and the related footnotes, we granted 22,295 RSUs to Ms. Cassoni and 4,415 RSUs to Mr. Fanzilli in respect of cash retainers and fees, as applicable, on January 31, 2012.

        Pursuant to the Policy, non-executive directors are also entitled to receive annual grants of RSUs. Annual grants are calculated by dividing $50,000 by the average of the closing prices of the Company's Common Stock over the last two-week period in the month of grant. The date of grant shall be determined by the Compensation Committee. The RSU grants are subject to the terms and conditions of a separate grant agreement and the 2008 Equity Plan. Grants shall become unrestricted and vest on January 31st of the year following such grant.

        The Policy provides that new non-executive directors that are appointed or elected to the Board will be granted a number of RSUs equal to $50,000 divided by the average of the closing prices of the Company's Common Stock over the last two-week period in the month of such appointment or election, unless otherwise determined by the Compensation Committee. Such grants will be made on the last day of the month in which the non-executive director joins the Board and thirty-three, thirty-three and thirty-four percent of these RSUs shall vest on each of the first, second and third anniversaries of the date of grant, respectively.

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

        Our Board adopted a non-executive director stock ownership guideline to encourage stock ownership by non-executive directors and to align non-executive directors' interests with those of our stockholders. These guidelines state that non-executive directors must maintain the ownership of approximately 6,800 shares of our Common Stock and that such level of ownership shall be achieved within three years of becoming a director. Each of our non-executive directors satisfied the stock ownership requirements as of March 31, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of our Compensation Committee are Messrs. Ward, Fanzilli and Magee. None of Messrs. Ward, Fanzilli or Magee is, nor have they been, an employee or officer of the Company. During fiscal 2012, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 407(e) of Regulation S-K. During fiscal 2012, none of the Company's executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information relating to the only entities that, as of April 1, 2013, (other than as set forth under "Security Ownership of Directors and Executive Officers" below) are known to us to be the beneficial owners of more than five percent of our Common Stock:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
Entities Affiliated with JPI. 569 Middle Road Bayport, NY 11705	47,656,748		39.7%
FMR LLC 82 Devonshire Street Boston, MA 02109	11,814,824	(1)	9.99%

(1)
This information was derived from a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information, as of April 1, 2013, with respect to the beneficial ownership of our Common Stock by: (i) each director; (ii) each of the named executive officers; and (iii) all executive officers and directors as a group. Each person listed below can be reached at our headquarters located at 55 Water Street, New York, NY 10041.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
Michael Gooch(1)(2)	47,891,876	39.9%
James Peers(3)	75,479	*
Colin Heffron(4)	1,113,231	*
Ronald Levi(5)	919,355	*
J. Christopher Giancarlo(6)	168,307	*
Scott Pintoff	45,360	*
Marisa Cassoni	149,406	*
John Ward	61,682	*
Frank Fanzilli	55,126	*
Richard Magee	21,289	*
All executive officers and directors as a group (10 persons)	50,501,111	41.9%

*
Less than 1%

(1)
Includes all shares of Common Stock beneficially owned by the entities affiliated with JPI as described in footnote (2) below. Mr. Gooch controls the voting and disposition of these shares through his ownership of approximately 70% of the outstanding Common Stock of JPI. Also includes 54,336 shares of Common Stock which are held for the benefit of Mr. Gooch's wife, 1,320 shares of Common Stock owned by Mr. Gooch's children and 42,104 shares of Common Stock which are held by the Gooch Investment Trust. Mr. Gooch disclaims beneficial ownership with respect to these shares.

(2)
Includes 47,656,748 shares of Common Stock held directly by JPI and its wholly-owned subsidiaries.

(3)
Does not include 287,724 shares of Common Stock that were issuable upon the vesting of RSUs for which Mr. Peers has previously deferred receipt.

(4)
Does not include any of the shares of our company owned by JPI. Mr. Heffron owns approximately 5% of the outstanding Common Stock of JPI. Also includes 94,740 shares of Common Stock issuable upon exercise of options that are currently exercisable.

(5)
Includes 210,528 shares of Common Stock issuable upon exercise of options that are currently exercisable.

(6)
Also includes 1,140 shares of Common Stock owned by Mr. Giancarlo's children living in his home. Mr. Giancarlo disclaims beneficial ownership of these shares. Includes 112,000 shares of Common Stock issuable upon exercise of options that are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and any persons who own more than 10% of our Common Stock, to file reports of initial ownership of our Common Stock and subsequent changes in that ownership with the SEC and furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during fiscal 2012 all Section 16(a) filing requirements were complied with.

 AUDIT COMMITTEE REPORT

        The members of the Audit Committee have been appointed by the Board and the Audit Committee is governed by a charter, which has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee.

        The Audit Committee assists the Board in its oversight of (1) the integrity of the financial statements of the Company, (2) the qualifications, performance and independence of the Company's independent auditor(s), (3) the performance of the Company's internal audit function and (4) the Company's systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting.

        The Audit Committee has the sole authority to appoint or replace the Company's independent auditors, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of the Company's independent auditor and, in addition, reviewed and pre-approved all services provided during 2012.

        Management is responsible for the preparation and integrity of the Company's financial statements. The Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2012 and met with both management and the Company's independent auditor to discuss those financial statements, including the critical accounting policies on which the financial statements are based. Management and the independent auditor have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

        The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the "PCAOB").

        The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditors' communication with the Audit Committee concerning their independence and discussed their independence. The Audit Committee also discussed with the independent auditor any matters required to be discussed under the generally accepted auditing standards of the PCAOB, including, among other things, those matters related to the conduct of the audit of the Company's consolidated financial statements and those matters required to be discussed under Statement on Auditing Standards No. 114.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Marisa Cassoni, Chair
Richard Magee
John Ward

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
DIRECTOR INDEPENDENCE

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

        We recognize that transactions with related parties may present potential or actual conflicts of interest. Therefore, it has been our practice to have our independent directors review the terms and conditions of any transactions that might be considered a "related party transaction". Such transactions, if any, are reviewed to determine if the transaction is on terms comparable to those that could be obtained in arms' length dealings with an unrelated third party. Any transactions that might be considered "related party transactions" must be approved by our Audit Committee, as set forth in the Audit Committee's Charter.

RELATED PARTY TRANSACTIONS

        On December 28, 2012, the Company entered into a stock purchase agreement with JPI pursuant to which the Company purchased 993,337 shares of the Company's Common Stock held by JPI for an aggregate purchase price of approximately $3.0 million. The purchase price was calculated based on the $3.02 per share closing price of the Company's Common Stock on the NYSE on December 27, 2012. Pursuant to the policy discussed above, the Company's Audit Committee reviewed and approved the terms of this transaction.

DIRECTOR INDEPENDENCE

        The information regarding Director Independence is set forth under the heading "MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND BOARD COMMITTEES" above.

OTHER MATTERS

        At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting in connection therewith, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
THE 2014 ANNUAL MEETING

        Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials.    In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2014 Annual Meeting must do so no later than December 24, 2013. In addition, any proposal to be included in the Company's proxy materials must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and the applicable provisions of the Company's Certificate of Incorporation or Second Amended and Restated Bylaws (as so amended, the "Bylaws"). Such proposals should be delivered personally to, or mailed to and received by the Secretary of the Company at the address below.

        Requirements for Stockholder Proposals to be Brought Before the 2014 Annual Meeting.    In accordance with Article II, Section 2.7 of the Company's Bylaws, in order for a stockholder nomination or other matter to be properly brought before the 2014 Annual Meeting by a stockholder, such matter must have been specified in a written notice given by a stockholder of record on the record date for such meeting, which conforms to the requirements of Article II, Section 2.7 of the Bylaws and is delivered personally to, or mailed to and received by, the Secretary of the Company at the address below not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of the meeting first made. Any such proposal shall also comply with the applicable provisions of the Company's Certificate of Incorporation or Bylaws.

ACCESS TO PROXY MATERIALS AND VOTING

        As previously noted, the Company is making this Proxy Statement and any associated materials available to stockholders via the internet. The Notice that was mailed to each stockholder as of the Record Date contains instructions on how to access this Proxy Statement. Instructions for voting via the internet or by telephone were set forth in the Notice and are also set forth on the proxy card. Stockholders whose shares of Common Stock are registered in their own names may vote via the internet or by telephone, or if proxy materials were mailed to such stockholder, by mailing a completed proxy card. If your shares of Common Stock are registered in the name of a bank or brokerage firm or other nominee, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares of Common Stock per your instructions. Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time, on June 5, 2013.

        In accordance with SEC rules, only one copy of the Notice or this Proxy Statement and our 2012 Annual Report is being sent to stockholders sharing the same address unless contrary instructions are received from any stockholder at that address. This practice, known as "householding", is designed to reduce our printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate copy of the Notice or of this Proxy Statement or our 2011 Annual Report, please notify us by sending a written request to Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041 or by calling us at (212) 968-2992 and we will deliver those requested documents to such stockholder promptly upon receiving the request. You may also notify us to request delivery of a single copy of the Notice, annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of these materials.

REPORTS

        This Proxy Statement and all of the Company's filings with the SEC are also available on the Company's website at http://www.gfigroup.com.

By order of the Board of Directors

Scott Pintoff
 Corporate Secretary

GFI Group Inc.
55 Water Street
New York, New York 10041
April 22, 2013

 Appendix A

AMENDED AND RESTATED GFI GROUP INC.
2008 EQUITY INCENTIVE PLAN

* * * * *

 GFI GROUP INC.
2008 EQUITY INCENTIVE PLAN

Amended and Restated Effective February 7, 2013

ARTICLE I
EFFECTIVE DATE AND PURPOSE

        1.1    Effective Date.    The Plan shall be known as the GFI Group Inc. 2008 Equity Incentive Plan. The Plan was originally adopted by the Board of Directors of GFI Group Inc. (the "Company") on April 23, 2008, became effective as of June 11, 2008 (the "Effective Date"), and was amended and restated in its present form as of February 7, 2013, subject to approval of the Plan by the shareholders of the Company at the next shareholder meeting.

        1.2    Purpose of the Plan.    The Plan is intended to further the growth and profitability of the Company by increasing incentives and encouraging Share ownership on the part of the Employees, Independent Contractors and Members of the Board of the Company and its Subsidiaries and Affiliates. The Plan is intended to permit the grant of Awards that constitute Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock Awards.

ARTICLE II
DEFINITIONS

        The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

        "1934 Act" means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

        "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlled by the Company.

        "Award" means, individually or collectively, a grant under the Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock Awards.

        "Award Agreement" means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

        "Base Price" means the price at which a SAR may be exercised with respect to a Share.

        "Board" means the Company's Board of Directors, as constituted from time to time.

        "Cause" shall, with respect to any Participant, have the equivalent meaning (or the same meaning as "for cause") set forth in any employment agreement between the Participant and the Company, any Related Company or any Subsidiary or, in the absence of any such agreement, such term shall mean (i) the Participant's continuing misconduct or willful misconduct or gross negligence in the performance of his or her duties for the Company, any Related Company or any Subsidiary after service of prior written notice of such misconduct or negligence, (ii) the Participant's intentional or habitual neglect of his or her duties for the Company, any Related Company or any Subsidiary after service of a notice of such neglect, (iii) the Participant's theft or misappropriation of funds or other property of the Company, any Related Company or any Subsidiary, (iv) the Participant's fraud, criminal misconduct, breach of fiduciary duty or dishonesty in the performance of his or her duties on behalf of the Company, any Related Company or any Subsidiary or conviction of a felony, or crime of moral turpitude or any other conduct reflecting adversely upon the Company, any Related Company or any Subsidiary, (v) the Participant's violation of any written policy of the Company, any Related Company or any Subsidiary or any restrictive covenant, including but not limited to, a covenant not to compete, not to solicit employees, customers or suppliers of goods or services to the Company, any Related Company or any Subsidiary, or not to disclose confidential information with respect to the Company, any Related Company or any Subsidiary (including, but not limited to, any such covenant included in an Award Agreement), (vi) the Participant's Termination of employment with the Company, any Related Company or any Subsidiary without the written consent of such Service Recipient or (vii) the Participant's direct or indirect breach of any agreement with the Company, any Related Company or any Subsidiary, including but not limited to, the terms of an employment agreement, confidentiality agreement, or consulting contract.

        "Change-in-Control" means the first (and only the first) to occur of the following:

          (a)   any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) or "group" (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of the Company other than pursuant to a Corporate Transaction (as defined below) that does not constitute a Change-in-Control under clause (e), below; provided that this clause (a) shall not apply with respect to a shareholder of the Company who beneficially owns more than 25% of the Voting Stock of the Company on the effective date of the Plan;

          (b)   all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, substantially all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company;

          (c)   a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the effective date of the Plan or, if any such individual is no longer a member of the Board, any successor to any such individual (or to any successor to any such individual) if the election or nomination for election of such individual or successor was supported by a majority of the directors who then comprised the Incumbent Directors;

          (d)   the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of the Company; or

          (e)   the consummation of any merger, consolidation or other similar corporate transaction (a "Corporate Transaction") unless, immediately after such transaction, the shareholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction, more than 50% of the Voting Stock of the Company (or the company surviving any such transaction involving the Company or the ultimate parent company of the Company or such surviving company, as applicable, if the Company or such surviving company is a subsidiary of another entity), (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

        For purposes of this Change-in-Control definition, "the Company" shall include any entity that succeeds to all or substantially all of the business of the Company and "Voting Stock" shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

        "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

        "Committee" means the committee of the Board described in Article 3.

        "Data" means the data described in Section 9.16.

        "Disability" means, in the absence of an Award Agreement or employment or services otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or employment or services agreement defining Disability, "Disability" shall have the meaning provided in such agreement.

        "Employee" means an employee of the Company, a Related Company, or a Subsidiary designated by the Committee.

        "Exercise Price" means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.

        "Fair Market Value" means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are readily traded on an established national or regional securities exchange, the last reported sales price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, the closing sales price as reported by the exchange for the first trading date preceding the date by which such value is being determined for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share on the date as of which such value is being determined, where quoted for such Shares, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, the value as determined by the Committee, in its sole discretion, on a good faith basis and in a manner consistent with Section 409A of the Code.

        "Grant Date" means the date that the Award is granted.

        "Immediate Family" means the Participant's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws (including all such relationships arising because of legal adoption) and any other person required under applicable law to be accorded a status identical to any of the foregoing.

        "Incentive Stock Option" means an Option that is designated as an Incentive Stock Option and is intended by the Committee to meet the requirements of Section 422 of the Code.

        "Independent Contractor" means a natural person employed by the Company, a Related Company or a Subsidiary for a specific task, study or project who is not an Employee.

        "Member of the Board" means an individual who is a member of the Board or of the board of directors of a Related Company or a Subsidiary.

        "Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option.

        "Option" means an option to purchase Shares granted pursuant to Article 5.

        "Other Stock Award" means an Award granted pursuant to Article 8 to receive Shares on the terms specified in any applicable Award Agreement.

        "Participant" means an Employee, Independent Contractor or Member of the Board with respect to whom an Award has been granted and remains outstanding.

        "Performance Goals" means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

        "Performance Period" means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

        "Period of Restriction" means the period during which Restricted Stock or an RSU is subject to forfeiture and/or restrictions on transferability.

        "Plan" means this GFI Group Inc. 2008 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

        "Related Company" means any person or entity that would be considered a single employer with the Company under Section 414(b) or (c) of the Code if the language "at least 80 percent" as used in connection with the application of these provisions were replaced by "at least 50%."

        "Restricted Stock" means a Stock Award granted pursuant to Article 6 under which the Shares are subject to forfeiture upon such terms and conditions as specified in the relevant Award Agreement.

        "Restricted Stock Unit" or "RSU" means a Stock Award granted pursuant to Article 6 subject to a period or periods of time after which the Participant will receive Shares if the conditions contained in such Stock Award have been met.

        "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

        "Service Recipient" means, with respect to a Participant holding a given Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

        "Share" means the Company's Common Stock, par value $0.01 per share, or any security issued by the Company or any successor in exchange or in substitution therefor.

        "Stock Appreciation Right" or "SAR" means an Award granted pursuant to Article 7, granted alone or in tandem with a related Option which is designated by the Committee as an SAR.

        "Stock Award" means an Award of Restricted Stock or an RSU pursuant to Article 6.

        "Subsidiary(ies)" means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.

        "Ten Percent Holder" means an Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) who, at the time an Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company.

        "Termination" means the termination of a Participant's employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant's employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant's change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a "separation from service" within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

ARTICLE III
ADMINISTRATION

        3.1    The Committee.    The Plan shall be administered by the Compensation Committee of the Board. It is intended that each member of the Committee shall qualify as (a) a "non-employee director" under Rule 16b-3, (b) an "outside director" under Section 162(m) of the Code and (c) an "independent director" under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

        Reference to the Committee shall refer to the Board if the Compensation Committee ceases to exist and the Board does not appoint a successor Committee. For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

        3.2    Authority and Action of the Committee.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Independent Contractors and Members of the Board shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements, (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by eligible Employees, Independent Contractors and Members of the Board, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any technical defect(s) or technical omission(s), or reconcile any technical inconsistency(ies), in the Plan and/or any Award Agreement, (h) accelerate the vesting or payment of any award, (i) extend the period during which an Option may be exercisable, and (j) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan.

        Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company, a Related Company, or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee.

        The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. A majority of the Committee shall constitute a quorum. The Committee's determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company's independent certified public accountants or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

        The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

        Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary; provided, however, that no substitution or exchange of an outstanding Award shall result in the reduction of the exercise price of any outstanding Option, Base Price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Shares to an amount less than the Fair Market Value of a share at the date of grant of such outstanding Award.

        3.3    Delegation by the Committee.    The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more Members of the Board of the Company and/or officers or employees of the Company. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, the Committee may not delegate its authority or power with respect to (a) the selection for participation in this Plan of an officer or other person subject to Section 16 of the 1934 Act or decisions concerning the timing, pricing or amount of an Award to such an officer or person or (b) any Award granted to a "covered employee" (within the meaning of Section 162(m) of the Code) that is intended to satisfy the requirements applicable to "qualified performance-based compensation" under Section 162(m) of the Code.

        3.4    Decisions Binding.    All determinations, decisions and interpretations of the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

        3.5    Performance Goals.    The Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of Performance Goals. Such Performance Goals are to be specified in the relevant Award Agreement and may be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level: earnings before interest, taxes, depreciation, and amortization, level of revenues, earnings per share, stock price, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total shareholder return, market valuation, cash flow, completion of acquisitions, business expansion and product diversification. The foregoing criteria shall have any reasonable definitions that the Committee may specify, and, to the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the performance goals, for each fiscal year, the Committee may (i) designate additional business criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with Generally Accepted Accounting Principles ("GAAP"), to any of the performance criteria described above for one or more of the following items of gain, loss, profit or expense: determined to be extraordinary, unusual or non-recurring in nature; related to changes in accounting principles under GAAP; related to currency fluctuations; related to financing activities (e.g., effect on earnings per share of issuing convertible debt securities); related to restructuring, divestitures, productivity initiatives or new business initiatives; related to discontinued

operations that do not qualify as a segment of business under GAAP; attributable to the business operations of any entity acquired by the Company during the fiscal year ; non-operating items; and acquisition expenses. Any such performance criterion or combination of such criteria may apply to the Participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify. Any such performance criterion or combination of such criteria may apply to the participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

ARTICLE IV
SHARES SUBJECT TO THE PLAN

        4.1    Number of Shares.    Subject to adjustment as provided in Section 9.13, the number of Shares available for grants of Awards under the Plan shall be the sum of (a) 38,200,000 Shares plus (b) the number of Shares subject to awards granted under the 2004 Equity Incentive Plan that thereafter would meet the requirements of Section 4.2 if such awards had been granted under this Plan. Shares awarded under the Plan may be either authorized but unissued Shares, authorized and issued Shares reacquired and held as treasury Shares or a combination thereof. To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section 4.1. The maximum number of Shares with respect to which Incentive Stock Options may be granted shall be 5,000,000.

        4.2    Lapsed Awards.    To the extent that Shares subject to an outstanding Option (except to the extent Shares are issued or delivered by the Company in connection with the exercise of a tandem SAR) or other Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of such Award, (ii) the withholding of such Shares in satisfaction of applicable federal, state or local taxes or (iii) of the settlement of all or a portion of such Award in cash, then such Shares shall again be available under this Plan.

ARTICLE V
STOCK OPTIONS

        5.1    Grant of Options.    Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. An Award of Options may include Incentive Stock Options, Non-Qualified Stock Options, or a combination thereof; provided, however, that an Incentive Stock Option may only be granted to an Employee of the Company or a Subsidiary and no Incentive Stock Option shall be granted more than ten years after the earlier of (i) the date this Plan is adopted by the Board or (ii) the date this Plan is approved by the Company's shareholders.

        5.2    Award Agreement.    Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to the exercise of all or a portion of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds $100,000, such Options shall constitute Non-Qualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they are granted.

        5.3    Exercise Price.    Subject to the other provisions of this Section, the Exercise Price with respect to Shares subject to an Option shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; and provided further, that the Exercise Price with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

        5.4    Expiration Dates.    Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth anniversary of its Grant Date and the expiration date with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be later than the fifth anniversary of its Grant Date.

        5.5    Exercisability of Options.    Subject to Section 5.4, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the optionee of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.

        5.6    Method of Exercise.    Options shall be exercised by the Participant's delivery of a written notice of exercise to the Secretary of the Company (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. The Exercise Price shall be payable to the Company in full in cash or any equivalent agreed to in advance by the Committee. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price of the Shares with respect to which the Option is to be exercised, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (which may be in book entry form) for such Shares with respect to which the Option is exercised.

        5.7    Restrictions on Share Transferability.    Incentive Stock Options are not transferable, except by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant. The Committee may impose such additional restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

        5.8    Limit on Individual Awards.    Subject to adjustment as provided in Section 9.13, the maximum number of Shares with respect to which Options and SARs may be granted during any year to any person shall be 1,000,000 Shares.

        5.9    Treatment of Options upon Termination of Employment or Service.    Except as provided by the Committee in an Award Agreement or otherwise:

          (a)   In the event of a Participant's Termination for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant's death or Disability, (A) all vesting with respect to such Participant's outstanding Options shall cease, (B) each of such Participant's outstanding unvested Options shall expire as of the date of such Termination, and (C) each of such Participant's outstanding vested Options shall remain exercisable until the earlier of the applicable expiration date and the date that is ninety (90) days after the date of such Termination.

          (b)   In the event of a Participant's Termination by reason of such Participant's death or Disability, (i) all vesting with respect to such Participant's outstanding Options shall cease, (ii) each of such Participant's outstanding unvested Options shall expire as of the date of such Termination, and (iii) each of such Participant's outstanding vested Options shall remain exercisable until the earlier of the applicable expiration date and the date that is twelve (12) months after the date of such Termination.

          (c)   In the event of a Participant's Termination by the Service Recipient for Cause, all of such Participant's outstanding Options (whether or not vested) shall immediately expire as of the date of such Termination.

ARTICLE VI
STOCK AWARDS

        6.1    Grant of Stock Awards.    Subject to the provisions of the Plan, Stock Awards may be granted to such Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion, including, without limitation, (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such Stock Awards, (b) the requirement that the Participant deposit such Shares with the Company while such Shares are subject to such restrictions, and (c) the requirement that such Shares be forfeited upon Termination for any reason or for specified reasons within a specified period of time (including, without limitation, the failure to achieve designated performance goals).

        6.2    Stock Award Agreement.    Each Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares or RSUs granted, the price, if any, to be paid for the Shares and the Period of Restriction applicable to a Restricted Stock award or RSU award and such other terms and conditions as the Committee, in its sole discretion, shall determine. RSU awards shall be similar to Restricted Stock awards except that no Shares are actually awarded to the Participant until the end of the Period of Restriction, or as otherwise specified in the applicable Award Agreement.

        6.3    Transferability/Share Certificates.    Shares subject to an Award of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during a Period of Restriction. During the Period of Restriction, a Restricted Stock award may be registered in the holder's name or a nominee's name at the discretion of the Company and may bear a legend as described in Section 6.4.2. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent during the applicable Period of Restriction, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock award in the event such Award is forfeited in whole or part.

        6.4    Other Restrictions.    The Committee, in its sole discretion, may impose such other restrictions on Shares subject to an Award of Restricted Stock as it may deem advisable or appropriate.

          6.4.1    General Restrictions.    The Committee may set restrictions based upon applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

          6.4.2    Legend on Certificates.    The Committee shall legend the certificates representing Restricted Stock during the Period of Restriction to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

    "THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING, WITHOUT LIMITATION, FORFEITURE EVENTS) CONTAINED IN

    THE GFI GROUP INC. 2008 EQUITY INCENTIVE PLAN, AS AMENDED FROM TIME TO TIME, AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER HEREOF AND GFI GROUP INC. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICE OF THE SECRETARY OF GFI GROUP INC. [                    ] NEW YORK, NY  [                    ]. GFI GROUP INC. WILL FURNISH TO THE RECORDHOLDER OF THE CERTIFICATE, WITHOUT CHARGE AND UPON WRITTEN REQUEST AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH PLAN AND AWARD AGREEMENT. GFI GROUP INC. RESERVES THE RIGHT TO REFUSE TO RECORD THE TRANSFER OF THIS CERTIFICATE UNTIL ALL SUCH RESTRICTIONS ARE SATISFIED, ALL SUCH TERMS ARE COMPLIED WITH AND ALL SUCH CONDITIONS ARE SATISFIED."

        6.5    Removal of Restrictions/Payment of Restricted Stock Unit Grants.    Shares of Restricted Stock covered by a Restricted Stock award made under the Plan shall be released from escrow as soon as practicable after the termination of the Period of Restriction and, subject to the Company's right to require payment of any taxes, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the Participant. Except as otherwise provided in this Section 6 or under applicable law, Restricted Stock Units shall be paid on such date and in such form (e.g., cash, Shares, or a combination of cash and Shares) as the Committee, in its sole discretion, shall determine.

        6.6    Voting Rights.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

        6.7    Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. In connection with the grant of RSUs or other Awards, the Committee may, in its sole discretion, grant "dividend equivalent rights", which shall represent the right to receive during the period the right is outstanding any dividends paid or declared on a specified number of Shares. If such "dividend equivalent rights" are granted, then the Committee shall specify the terms and conditions (including the manner in which such rights become vested and the form of payment(s) to be made with respect to such rights) applicable to any such right in the applicable Award Agreement.

        6.8    Performance Goals and Performance Periods.    The Committee may grant Stock Awards that become earned if the Participant achieves the applicable Performance Goals during and in respect of the designated Performance Period. The Performance Goals and the Performance Period shall be established by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period no later than 90 days after the commencement of such Performance Period (or such earlier or later date as may be the applicable deadline for the establishment of performance goals permitting the compensation payable to such Participant under this Plan with respect to such year to qualify as "qualified performance based compensation" under Treasury Regulation section 1.162-27(e)). The Committee shall also establish a schedule or schedules for the Stock Awards setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period, as certified by the Committee. The Performance Goals shall be defined as to their respective components and meaning by the Committee (in its sole discretion). During any Performance Period, the Committee shall have the authority to adjust the Performance Goals and/or the Performance Period in such manner as the Committee, in its sole discretion, deems appropriate at any time and from time to time, unless such adjustment causes a Stock Award to no longer qualify as performance-based compensation under Section 162(m) of the Code. Notwithstanding any provision of the Plan to the contrary, no Stock Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be granted on or after the first shareholder meeting that occurs in the fifth year following the year in which the Company's shareholders previously approved the Performance Goals unless the Performance Goals are reapproved (or other designated performance goals are approved) by the Company's shareholders on or before such shareholder meeting. The maximum number of Shares that may be awarded to any person in any one year in the form of Stock Awards subject to Performance Goals is 2,000,000.

        6.9    Treatment of Restricted Stock upon Termination of Employment or Service.    Except as provided by the Committee in an Award Agreement or otherwise, in the event of a Participant's Termination for any reason prior to the time that such Participant's Restricted Stock has vested, (a) all vesting with respect to such Participant's Restricted Stock shall cease, and (b) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant's unvested shares of Restricted Stock at a purchase price equal to the original purchase price paid for the Restricted Stock, or if the original purchase price is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

        6.10    Treatment of RSUs upon Termination of Employment or Service.    Except as provided by the Committee in an Award Agreement or otherwise, in the event of a Participant's Termination for any reason prior to the time that such Participant's RSUs have been settled, (a) all vesting with respect to such Participant's RSUs shall cease, (b) each of such Participant's outstanding unvested RSUs shall be forfeited for no consideration as of the date of such Termination, and (c) any shares remaining undelivered with respect to vested RSUs then held by such Participant shall be delivered on the delivery date or dates specified in the Award Agreement.

ARTICLE VII
STOCK APPRECIATION RIGHTS

        7.1    Grant of SARs.    Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion; provided, however, that any tandem SAR (i.e., a SAR granted in tandem with an Option) related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted.

        7.2    Base Price and Other Terms.    The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. Without limiting the foregoing, the Base Price with respect to Shares subject to a tandem SAR shall be the same as the Exercise Price with respect to the Shares subject to the related Option.

        7.3    SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date), the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

        7.4    Expiration Dates.    Each SAR shall terminate no later than the tenth anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.

        7.5    Payment of SAR Amount.    Unless otherwise specified in the Award Agreement pertaining to a SAR, a SAR may be exercised (a) by the Participant's delivery of a written notice of exercise to the Secretary of the Company (or his or her designee) setting forth the number of whole SARs which are being exercised, (b) in the case of a tandem SAR, by surrendering to the Company any Options which are cancelled by reason of the exercise of such SAR, and (c) by executing such documents as the Company may reasonably request. Except as otherwise provided in the relevant Award Agreement, upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price specified in the Award Agreement pertaining to such SAR; by (ii) the number of Shares with respect to which the SAR is exercised.

        7.6    Payment Upon Exercise of SAR.    Payment to a Participant upon the exercise of the SAR shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in Shares with a Fair Market Value equal to the amount of the payment or (c) in a combination thereof, as set forth in the applicable Award Agreement.

        7.7    Limit on Individual Awards.    Subject to adjustment as provided in Section 9.13, the maximum number of Shares with respect to which Options and SARs may be granted during any year to any person shall be 1,000,000 Shares.

        7.8    Treatment of SARs upon Termination of Employment or Service.    Except as provided by the Committee in an Award Agreement or otherwise:

          (a)   In the event of a Participant's Termination for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant's death or Disability, (A) all vesting with respect to such Participant's outstanding SARs shall cease, (B) each of such Participant's outstanding unvested SARs shall expire as of the date of such Termination, and (C) each of such Participant's outstanding vested SARs shall remain exercisable until the earlier of the applicable expiration date and the date that is ninety (90) days after the date of such Termination.

          (b)   In the event of a Participant's Termination by reason of such Participant's death or Disability, (i) all vesting with respect to such Participant's outstanding SARs shall cease, (ii) each of such Participant's outstanding unvested SARs shall expire as of the date of such Termination, and (iii) each of such Participant's outstanding vested SARs shall remain exercisable until the earlier of the applicable expiration date and the date that is twelve (12) months after the date of such Termination.

          (c)   In the event of a Participant's Termination by the Service Recipient for Cause, all of such Participant's outstanding SARs (whether or not vested) shall immediately expire as of the date of such Termination.

ARTICLE VIII
OTHER STOCK AWARDS

        8.1    Grant of Other Stock Awards.    Subject to the provisions of the Plan, the Committee may develop sub-plans or grant other equity-based awards ("Other Stock Awards") on such terms as it may determine, including, but not limited to, Awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States.

ARTICLE IX
MISCELLANEOUS

        9.1    No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, for any reason and with or without cause. The benefits granted under the Plan are entirely at the grace and discretion of the Company and are not compensation for past performance.

        9.2    Participation.    No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

        9.3    Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, and any of their permitted delegates, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

        9.4    Sub-Plans.    Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with the provisions of laws in other countries in which the Company and its Subsidiaries operate or have Employees, the Committee or its delegate, in its sole discretion, shall have the power and authority to (1) determine which Employees that are subject to the tax laws of nations other than the United States are eligible to participate in the Plan, (2) modify the terms and conditions of any Awards granted to such Employees, and (3) establish subplans, modified Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable. Any subplans established under this Plan by the Committee shall be attached to this Plan as appendices.

        9.5    Successors.    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

        9.6    Beneficiary Designations.    Subject to the restrictions in Section 9.7 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant's death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant's estate.

        9.7    Nontransferability of Awards.    No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement and with the consent of the Committee, a Participant may transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant's legal representative.

        9.8    No Rights as Shareholder.    Except to the limited extent provided in Sections 6.6 and 6.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

        9.9    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant's FICA and OASDI obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to such Award (or exercise thereof).

        9.10    Withholding Arrangements.    The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld.

        9.11    No Corporate Action Restriction.    The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company's or any Subsidiary's or Affiliate's capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company's or any Subsidiary's or Affiliate's capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company's or any Subsidiary's or Affiliate's assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, beneficiary or any other person shall have any claim against any Member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.

        9.12    Restrictions on Shares.    Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such Award or the delivery of Shares thereunder, such Award shall not be exercised or settled and such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. Finally, no Shares shall be issued and delivered under the Plan, unless the issuance and delivery of those Shares shall comply with all relevant regulations and any registration, approval or action thereunder.

        9.13    Changes in Capital Structure.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change-in-control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a "Corporate Event") affects the Shares such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board shall, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, (iii) the numerical limitations in Sections 4.1, 5.8, 6.8, and 7.7, and (iv) the Exercise Price or Base Price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

        If the Company enters into or is involved in any Corporate Event, the Board may, prior to such Corporate Event and effective upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, (i) acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event, (ii) replacing Awards with substitute awards in respect of the Shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event, and (iii) replacing any or all Awards (other than Awards that are intended to qualify as "stock rights" that do not provide for a "deferral of compensation" within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date. Notwithstanding anything to the contrary in the Plan, if any Corporate Event occurs, the Company shall have the right, but not the obligation, to cancel a Participant's Awards immediately prior to such Corporate Event and to pay to each affected Participant in connection with the cancellation of such Participant's Awards, an amount that the Committee, in its sole discretion, in good faith determines to be the equivalent value of such Award (e.g., in the case of an Option, the amount of the spread), provided that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration.

        Upon receipt by any affected Participant of any such substitute awards (or payment) as a result of any such Corporate Event, such Participant's affected Awards for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 9.13 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

        9.14    Leaves of Absence/Transfers.    The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfer.

        9.15    Clawback/Recoupment Policy.    Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

        9.16    Data Privacy.    As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant's participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant's name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the "Data"). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant's participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant's participation in the Plan. Recipients of the Data may be located in the Participant's country or elsewhere, and the Participant's country and any given recipient's country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant's participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his local human resources representative. The Company may cancel the Participant's eligibility to participate in the Plan, and in the Committee's discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

        9.17    Payments Following Accidents or Illness.    If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

        9.18    Use of Proceeds.    The proceeds received from the sale of Shares pursuant to the Plan shall be used for general corporate purposes.

        9.19    Funding.    No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

 ARTICLE X
AMENDMENT, TERMINATION AND DURATION

        10.1    Amendment, Suspension or Termination.    The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code, Section 162(m) of the Code and any applicable stock exchange rules; provided, however, that (a) no action taken by the Board that is expressly permitted under the Plan, including, without limitation, any actions described in Section 9.13 hereof, shall constitute an amendment to the Plan or an Award for any purpose, (b) the Board may amend the Plan and any Award Agreement, including without limitation retroactive amendments, without shareholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code and (c) the repricing of Awards shall not be permitted without shareholder approval. For this purpose, a "repricing" means (a) a reduction in the exercise price of any outstanding Option, Base Price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Shares to an amount less than the Fair Market Value of a share at the date of grant of such outstanding Award (other than on account of adjustments described in Section 9.13 hereof), (b) any other action that is treated as a repricing under GAAP, and (c) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Shares (unless the cancellation and exchange occurs in connection with an event described in Section 9.13 hereof). Subject to the preceding sentences, the amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The Company shall not be responsible for any additional tax imposed pursuant to Section 409A of the Code, nor will the Company indemnify or otherwise reimburse Participant for any liability incurred as a result of Section 409A of the Code. No Award may be granted during any period of suspension or after termination of the Plan.

        10.2    Duration of the Plan.    The Plan shall, subject to Section 10.1, terminate ten years after adoption by the Board, unless earlier terminated by the Board and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.

ARTICLE XI
LEGAL CONSTRUCTION

        11.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        11.2    Severability.    In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

        11.3    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        11.4    Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of New York, but without regard to its conflict of law provisions.

Participant hereby agrees to waive all rights to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to any Award Agreement.

        11.5    Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

        11.6    Incentive Stock Options.    Should any Option granted under this Plan be designated an "Incentive Stock Option," but fail, for any reason, to meet the requirements of the Code for such a designation, then such Option shall be deemed to be a Non-Qualified Stock Option and shall be valid as such according to its terms.

 Appendix B

AMENDED AND RESTATED GFI GROUP INC. 2008 SENIOR EXECUTIVE ANNUAL BONUS PLAN

 GFI GROUP INC.
2008 SENIOR EXECUTIVE ANNUAL BONUS PLAN

Amended and Restated Effective February 7, 2013

1.    Purpose

        This annual incentive plan (the "Plan") is applicable to those employees of GFI Group Inc. (the "Company") and its subsidiaries who are executive officers of the Company ("Covered Employees"), including members of the Board of Directors who are such employees.

        The Plan is designed to reward, through additional cash or equity compensation, Covered Employees for their significant efforts and contribution toward improved profitability and growth of the Company.

        The Plan was originally adopted by the Board of Directors of the Company on April 22, 2008, became effective as of June 11, 2008, and was amended and restated in its present form as of February 7, 2013, subject to approval of the Plan by the shareholders of the Company at the next shareholder meeting.

2.    Eligibility

        All Covered Employees shall be eligible to be selected to participate in this Plan. The Committee shall select the Covered Employees who shall participate in this Plan in any year (each, a "Participant") no later than 90 days after the commencement of the fiscal year of the Company (or such earlier or later date as may be the applicable deadline for the establishment of performance goals permitting the compensation payable to such Participant under this Plan with respect to such year to qualify as "qualified performance-based compensation" under Treasury Regulation section 1.162-27(e)) (as applicable, with respect to a Participant, the "Determination Date").

        A Participant may be permitted to participate in any other annual incentive plan established by the Company, but only to the extent such participation is permitted by section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (and, specifically, only to the extent such participation would not cause compensation payable under the Plan to fail to qualify as qualified performance-based compensation).

3.    Administration

        The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Board"), or by another committee appointed by the Board (the Compensation Committee of the Board or such other committee, the "Committee"). The Committee shall be comprised exclusively of members of the Board who are "outside directors" within the meaning of section 162(m)(4)(C) of the Code and Treasury Regulation section 1.162-27(e)(3). The Committee shall have the authority, subject to the provisions herein: (a) to select Participants; (b) to establish and administer the performance goals and the award opportunities applicable to each Participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, and waive rules and regulations for the Plan's administration; and (e) to make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them. The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate, provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any compensation payable under the Plan to fail to qualify as qualified performance-based compensation, and any such attempted delegation shall not be effective and shall be void ab initio.

4.    Establishment Of Performance Goals And Award Opportunities

        No later than the applicable Determination Date, the Committee shall establish in writing the method for computing the amount of compensation that will be payable under the Plan to each Participant in the Plan with respect to such year, the method for determining whether the performance goals established by the Committee for the applicable period with respect to such Participant are attained in whole or in part and, to the extent required by the Committee, if the Participant's employment by the Company or a subsidiary needs to continue without interruption during the year through the date the Participant's award is paid pursuant to paragraph 7 (or such earlier or later date specified by the Committee). Such method shall be stated in terms of an objective formula or standard that precludes discretion, within the meaning of Treasury Regulation section 1.162-27(e)(2)(iii)(A), to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each Participant. Notwithstanding anything to the contrary contained herein, the Committee may exercise negative discretion to reduce the amount of any bonus otherwise payable hereunder.

        No later than the applicable Determination Date with respect to a performance period, the Committee shall establish in writing the performance goals for such period, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level: earnings before interest, taxes, depreciation, and amortization, level of revenues, earnings per share, stock price, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, completion of acquisitions, business expansion and product diversification. The foregoing criteria shall have any reasonable definitions that the Committee may specify, and, to the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the performance goals, for each fiscal year, the Committee may (i) designate additional business criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with Generally Accepted Accounting Principles ("GAAP"), to any of the performance criteria described above for one or more of the following items of gain, loss, profit or expense: determined to be extraordinary, unusual or non-recurring in nature; related to changes in accounting principles under GAAP; related to currency fluctuations; related to financing activities (e.g., effect on earnings per share of issuing convertible debt securities); related to restructuring, divestitures, productivity initiatives or new business initiatives; related to discontinued operations that do not qualify as a segment of business under GAAP; attributable to the business operations of any entity acquired by the Company during the fiscal year; non-operating items; and acquisition expenses. Any such performance criterion or combination of such criteria may apply to the Participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

        The Committee may structure the method for computing the amount of compensation that will be payable under the Plan with respect to all or any portion of a year as a pool (the "Incentive Pool") to be allocated among the Participants, whereby the amount of the Incentive Pool is determined as a function of one or more of the performance goals listed above. If this method is employed then no later than the applicable Determination Date the Committee shall establish for each Participant a maximum award, expressed as a percentage of the Incentive Pool for the year (a "Maximum Percentage"), provided that the total of all such maximum percentages shall not exceed 100%, and the Maximum Percentage for any one Participant shall not exceed the lesser of 40% of the total Incentive Pool or the maximum award specified in paragraph 5. Following the end of each year, the Committee shall determine the final amount of any award with respect to each Participant, which may range from zero to an amount not exceeding the amount equal to the Maximum Percentage specified for such Participant; provided, however, that the excess of (x) the amount of the Incentive Pool equal to the Maximum Percentage over (y) the amount of the award actually payable to a Participant with respect to the year shall not revert to the Incentive Pool or otherwise be used to increase the amount of any other Participant's award under the Plan. The aggregate amount of all awards under the Plan with respect to any year shall not exceed 100% of the Incentive Pool established for such year pursuant to this section.

        Notwithstanding anything to the contrary contained herein, an individual who becomes a Covered Employee after the applicable Determination Date may be selected as a Participant in the Plan. In such event, the Committee may establish a performance period of less than one year for such Participant or permit the Participant to participate in an existing bonus program, in each case, to the extent permissible under Section 162(m) of the Code.

5.    Maximum Award

        The maximum amount of compensation that may be paid under the Plan to any Participant for any year is $7,000,000.

6.    Attainment Of Performance Goals Required

        Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards may also be contingent upon the Participant remaining employed by the Company or a subsidiary of the Company during such year and through the date the Participant's award is paid pursuant to paragraph 7 (or such earlier or later date specified by the Committee). In the event of termination of employment by reason of death, disability or retirement (each as determined by the Committee in its sole discretion) during the Plan year or before a Participant's award with respect to a year is paid pursuant to paragraph 7, an award shall be payable under this Plan to the Participant or the Participant's estate for such year, which shall be paid at the same time as the award the Participant would have received for such year had no termination of employment occurred and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. For the sake of clarity, a pro rata bonus will be payable hereunder only if the performance goals established by the Committee have been achieved. Unless otherwise specified by the Committee, a Participant whose employment terminates prior to the date the Participant's award with respect to a year is paid pursuant to paragraph 7 (or such earlier or later date specified by the Committee) for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7.    Shareholder Approval And Committee Certification Contingencies: Payment Of Awards

        Payment of any awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) approving the Plan. Unless and until such shareholder approval is obtained, no award shall be paid or payable pursuant to this Plan. Payment of any award under this Plan shall also be contingent upon the Compensation Committee's certifying, in accordance with applicable treasury regulations under Code section 162(m) in writing that the performance goals and any other material terms applicable to such award were in fact satisfied. Unless and until the Committee so certifies, such award shall not be paid or payable. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash or in awards granted under the 2008 Equity Incentive Plan or any successor plan (subject to any payroll tax withholding the Company may determine applies).

        To the extent necessary for purposes of Code section 162(m), this Plan shall be resubmitted to shareholders for their reapproval with respect to awards payable for the taxable years of the Company commencing on and after the 5-year anniversary of initial shareholder approval.

8.    Amendment. Termination And Term Of Plan

        The Board of Directors may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Board.

9.    Interpretation And Construction

        Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as "qualified performance-based compensation" under Treasury Regulation 1.162-27(e), (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded, and (c) the Company intends for the Plan, as described herein and as may be subsequently amended from time to time, to be interpreted and operated in a manner such that no award under the Plan becomes subject to (i) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (ii) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (collectively, the "Section 409A Penalties"), but makes no guarantee that awards hereunder will not become subject to Section 409A Penalties. In the event that any award under the Plan becomes subject to Section 409A Penalties, responsibility for payment of such penalties shall rest solely with the affected Participant(s) and not with the Company. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant's employment, which shall remain "employment at will" unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10.    Governing Law

        The terms of this Plan shall be governed by the laws of the State of New York, without reference to the conflicts of laws principles thereof.

11.    Indemnification

        Each person who is or shall have been a member of the Committee, or of the Board, and any of their permitted delegates, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

 Appendix C

GFI Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

Twelve Months Ended December 31, 2012
(dollars in thousands)
GAAP revenues	$924,587
Mark-to-market loss on forward hedges of future foreign currency revenues	1,021
Fair value mark-to-market on future purchase commitment	(9,545)
Fair value mark-to-market loss on warrants on investee shares	2,475
Trading losses from start-up operations	539

Total Non-GAAP Revenues	919,077
GAAP interest and transaction-based expenses	137,542

Non-GAAP revenues, net of interest and transaction based expenses	781,535

GAAP other expenses	788,302
Amortization of intangibles	(11,293)
Change in estimate—Kyte opening balance sheet liability	3,474
Adjustment of sublease loss accrual	3,215
Costs associated with Hurricane Sandy	(904)
Closure of certain desks in Asia	(1,578)
Writedown of available for sale securities	(5,362)
Expenses from start-up operations	(4,803)
Non-GAAP other expenses	771,051
Non-GAAP pre-tax income	10,484

Income tax impact on Non-GAAP items	2,616
Plus: Non-operating adjustment for the recognition of a tax benefit related to the repatriation of international profits	(7,097)
Plus: Non-operating adjustment for the recognition of a tax benefit related to interest income between international affiliates	(2,655)
Non-GAAP provision for income taxes	1,251
Less: Net income attributable to non-controlling interests	309

GFI's Non-GAAP net income	$8,924

Non-GAAP diluted net income per share	$0.07

Pre-tax adjustments to arrive at cash earnings
Amortization of RSUs	32,365
Amortization of cash sign-on and retention bonuses	25,472
Depreciation and other amortization	25,331
Total pre-tax adjustments to cash earnings	83,168
Non-GAAP pre-tax cash earnings from ongoing operations	93,652

Non-GAAP provision for income taxes	1,251
Less: Net income attributable to non-controlling interests	309

GFI's Non-GAAP net cash earnings from ongoing operations	$92,092

C-1

GFI Group Inc.
55 Water Street
New York, NY 10041

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000174150_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Colin Heffron 55 WATER STREET NEW YORK, NY 10041 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor. 3. To approve the Amended and Restated GFI Group Inc. 2008 Equity Incentive Plan. 4. To approve the Amended and Restated GFI Group Inc. Senior Executive Annual Bonus Plan. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000174150_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . Proxy - GFI GROUP INC. Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on June 6, 2013 at 10:00 a.m. E.D.T. The undersigned stockholder of GFI Group Inc. (the "Company") hereby appoints Michael Gooch, Scott Pintoff and J. Christopher Giancarlo and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at Bayards, 1 Hanover Square, New York, NY 10004 at 10:00 a.m. Eastern Daylight Time on June 6, 2013 and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on April 12, 2013 in accordance with the directions indicated herein. THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF GFI GROUP INC. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

BARCODE See the reverse side of this notice to obtain proxy materials and voting instructions. BROKER LOGO HERE 1 OF 2 12 15 1234567 1234567 1234567 1234567 1234567 1234567 1234567 Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on <mtgdate>. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: <mtgtype> For holders as of: <recdate> Date: Time: <mtgtime> Location: 0000174148_1 R1.0.0.51160 GFI GROUP INC. Annual Meeting June 06, 2013 June 06, 2013 10:00 AM EDT April 12, 2013 Bayards 1 Hanover Square New York, NY 10004 Return Address Line 1 Return Address Line 2 Return Address Line 3 51 MERCEDES WAY EDGEWOOD NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

How To Vote Please Choose One of the Following Voting Methods Internal Use Only Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX . XXXX XXXX XXXX Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. . XXXX XXXX XXXX 0000174148_2 R1.0.0.51160 1. Notice & Proxy Statement 2. Annual Report Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 23, 2013 to facilitate timely delivery.

BARCODE 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence # 0000 0000 0000 . Voting items 0000174148_3 R1.0.0.51160 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Colin Heffron The Board of Directors recommends you vote FOR the following proposal(s): 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor. 3. To approve the Amended and Restated GFI Group Inc. 2008 Equity Incentive Plan. 4. To approve the Amended and Restated GFI Group Inc. Senior Executive Annual Bonus Plan. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE Voting Instructions THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE P99999-010 12 15 # OF # Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # Reserved for Broadridge Internal Control Information 0000174148_4 R1.0.0.51160

QuickLinks

VOTING SECURITIES
I. ELECTION OF DIRECTORS
MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND BOARD COMMITTEES
II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
III. APPROVAL OF THE AMENDED AND RESTATED GFI GROUP INC. 2008 EQUITY INCENTIVE PLAN
IV. APPROVAL OF THE AMENDED AND RESTATED GFI GROUP INC. 2008 SENIOR EXECUTIVE ANNUAL BONUS PLAN
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
OTHER MATTERS
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING
ACCESS TO PROXY MATERIALS AND VOTING
REPORTS
Appendix A AMENDED AND RESTATED GFI GROUP INC. 2008 EQUITY INCENTIVE PLAN
GFI GROUP INC. 2008 EQUITY INCENTIVE PLAN
Amended and Restated Effective February 7, 2013
ARTICLE I EFFECTIVE DATE AND PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III ADMINISTRATION
ARTICLE IV SHARES SUBJECT TO THE PLAN
ARTICLE V STOCK OPTIONS
ARTICLE VI STOCK AWARDS
ARTICLE VII STOCK APPRECIATION RIGHTS
ARTICLE VIII OTHER STOCK AWARDS
ARTICLE IX MISCELLANEOUS
ARTICLE X AMENDMENT, TERMINATION AND DURATION
ARTICLE XI LEGAL CONSTRUCTION
Appendix B AMENDED AND RESTATED GFI GROUP INC. 2008 SENIOR EXECUTIVE ANNUAL BONUS PLAN
GFI GROUP INC. 2008 SENIOR EXECUTIVE ANNUAL BONUS PLAN Amended and Restated Effective February 7, 2013
Appendix C
GFI Group Inc. and Subsidiaries Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)